Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

F.N.B. CORPORATION

and

ANNAPOLIS BANCORP, INC.

DATED: AS OF OCTOBER 22, 2012

-i-

Allowance for Loan Losses	29
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF FNB	29
Corporate Organization	29
Capitalization	30
Authority; No Violation	31
Consents and Approvals	31
Reports	32
SEC Reports; Financial Statements	32
Broker’s Fees	34
Absence of Certain Changes or Events	34
Legal Proceedings	34
Taxes and Tax Returns	35
Employee Benefits	36
Compliance with Applicable Law	39
Contracts	39
Agreements with Regulatory Agencies	39
Undisclosed Liabilities	39
Environmental Liability	40
Reorganization	40
Loans; Nonperforming and Classified Assets	40
Fiduciary Accounts	41
Allowance for Loan Losses	41
Interested Stockholder Status	41
Insurance	41
Investment Securities	41
ARTICLE 5 COVENANTS RELATING TO CONDUCT OF BUSINESS	41
Conduct of Businesses Prior to the Effective Time	41
ANNB Forbearances	42
FNB Forbearances	47
Voting Agreements	48
ARTICLE 6 ADDITIONAL AGREEMENTS	48
Regulatory Matters	48
Access to Information	50
ANNB Shareholder Approval	51
Commercially Reasonable Efforts; Cooperation	51
NYSE Approval	51
Benefit Plans	51
Indemnification; Directors’ and Officers’ Insurance	53
Additional Agreements	54
Advice of Changes	55
Dividends	55
Certain Actions	55
Transition	58
Tax Representation Letters	58
Preferred Stock Held by U.S. Treasury	58
Rule 16b-3	59

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ARTICLE 7 CONDITIONS PRECEDENT		59
	Conditions to Each Party’s Obligation to Effect the Merger	59
	Conditions to Obligation of FNB to Effect the Merger	60
	Conditions to Obligation of ANNB to Effect the Merger	61
ARTICLE 8 TERMINATION AND AMENDMENT		61
	Termination	61
	Effect of Termination	64
	Amendment	64
	Extension; Waiver	64
ARTICLE 9 GENERAL PROVISIONS		65
	Closing	65
	Nonsurvival of Representations, Warranties and Agreements	65
	Expenses	65
	Notices	66
	Interpretation	66
	Counterparts	67
	Entire Agreement	67
	Governing Law; Jurisdiction	67
	Severability	68
	Assignment; Third Party Beneficiaries	68
EXHIBITS:

Exhibit A	Form of Bank Merger Agreement	A-1
Exhibit B	Form of Voting Agreement	B-1
Exhibit C	Form of Lock Up Letter	C-1

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INDEX OF DEFINED TERMS

Section

Acquisition Proposal	6.11(e)(i)
Affiliate	3.24(b)
Agreement	Preamble
ANNB	Preamble
ANNB Bank	1.10
ANNB Benefit Plan	3.11
ANNB Bylaws	3.1(b)
ANNB Capital Stock	1.4(d)
ANNB Charter	3.1(b)
ANNB Common Stock	1.4(a)
ANNB Disclosure Schedule	Art. 3 Preamble
ANNB Employees	3.11(i)
ANNB Employment Agreement	3.11
ANNB Intellectual Property	3.23(b)
ANNB Qualified Plans	3.11(d)
ANNB Recommendation	6.3
ANNB Regulatory Agreement	3.14
ANNB Reports	3.6(a)
ANNB Representatives	6.11(a)
ANNB Series A Preferred Stock	1.4(c)
ANNB Share Award	1.6(b)
ANNB Shareholders Meeting	6.3
ANNB Stock Option	1.6(a)
ANNB Stock Plans	1.6(a)
ANNB Subsidiaries	3.1(c)
ANNB Warrant	1.6(d)
Articles of Merger	1.2
Average Closing Price	1.4(g)
Bank Merger	1.10
Bank Merger Agreement	1.10
BHC Act	3.1(b)
Break-up Fee	6.11(f)
Certificates	1.4(e)
Change in ANNB Recommendation	6.11(b)
Claim	6.7(a)
Closing	9.1
Closing Date	9.1
Code	Preamble
Common Stock Merger Consideration	1.4(a)
Confidentiality Agreements	6.2(b)
Contamination	3.16(b)
Contingent Cash Merger Consideration	1.4(a)
Contracts	5.2(j)

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Control	3.24(b)
Controlled Group Liability	3.11
DRSP Plan	1.4(f)
Effective Date	1.2
Effective Time	1.2
Environmental Laws	3.16(b)
Environmental Liability	3.16(b)
ERISA	3.11
ERISA Affiliate	3.11
ESPP	1.6(c)
ESPP Options	1.6(c)
Exchange Act	3.6(a)
Exchange Agent	2.1
Exchange Fund	2.1
FBCA	1.1(a)
FDIC	3.4
Federal Reserve Board	3.4
FNB	Preamble
FNB Bank	1.10
FNB Bank Board	1.10
FNB Benefit Plan	4.11
FNB Bylaws	4.1(b)
FNB Capital Stock	1.4(e)
FNB Charter	4.1(b)
FNB Common Stock	1.4(a)
FNB Disclosure Schedule	Art. 4 Preamble
FNB Eligible Plans	6.6(a)
FNB Employment Agreement	4.11
FNB Preferred Stock	4.2(a)
FNB Qualified Plans	4.11(d)
FNB Regulatory Agreement	4.14
FNB Reports	4.6(a)
FNB Series E Preferred Stock	1.4(c)
FNB Stock Plans	4.2(a)
FNB Subsidiaries	3.1(c)
FNB Successor Warrant	1.6(d)
FNB Warrants	4.2(a)
GAAP	3.1(c)
Governmental Entity	3.4
Hazardous Substance	3.16(b)
HSR Act	3.4
Inactive ANNB Employees	3.11(i)
Indemnified Parties	6.7(a)
Insurance Amount	6.7(c)
Intellectual Property	3.23(b)
IRS	3.10(a)

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IT Assets	3.23(c)
knowledge/Knowledge	9.5
Law	3.3(b)
Leased Properties	3.17(c)
Leases	3.17(b)
Liens	3.2(b)
Loan	3.24(a)
Material Adverse Effect	3.1(c)
Materially Burdensome Regulatory Condition	6.1(d)
MD DLLR	3.4
Merger	Preamble
Merger Consideration	1.4(c)
MGCL	1.1
Multiemployer Plan	3.11
Multiple Employer Plan	3.11(f)
NYSE	3.1(c)
NASDAQ	3.1(c)
OCC	3.4
OREO	3.24(b)
Outstanding Loan Amount	1.4(b)
Owned Properties	3.17(a)
Payment Event	6.11(g)
PBGC	3.11(e)
Person	3.9(a)
Preferred Stock Merger Consideration	1.4(c)
Proxy Statement	3.4
Registration Statement	3.4
Regulatory Agency	3.5
Requisite Regulatory Approvals	7.1(c)
Retention Pool	6.6(h)
Sarbanes-Oxley Act	3.6(a)
SEC	3.4
Securities Act	3.6(a)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.11(e)(ii)
Surviving Company	Preamble
Takeover Laws	3.18(a)
Tax	3.10(b)
Tax Representation Letters	6.13
Tax Return	3.10(c)
Third Party	6.11(e)(iii)
Third Party Leases	3.17(d)
Treasury Department	3.4
Treasury Regulations	Preamble
Treasury Shares	1.4(d)
Voting Agreement	5.4
Withdrawal Liability	3.11

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 22, 2012 (this “Agreement”), between F.N.B. CORPORATION, a Florida corporation (“FNB”), and ANNAPOLIS BANCORP, INC., a Maryland corporation (“ANNB”) (each a “Party,” collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of ANNB and FNB have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement pursuant to which ANNB will, on the terms and subject to the conditions set forth in this Agreement, merge with and into FNB (the “Merger”), so that FNB is the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”); and

WHEREAS, for federal income Tax (as defined in Section 3.10(b)) purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder (as such rules and regulations may be amended from time to time, including corresponding provisions of successor rules and regulations thereto, the “Treasury Regulations”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”) and the Florida Business Corporation Act (the “FBCA”), at the Effective Time (as defined in Section 1.2) ANNB shall merge with and into FNB. FNB shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Florida. As of the Effective Time, the separate corporate existence of ANNB shall cease.

1.2 Effective Time.

The Merger shall become effective as set forth in the articles of merger (each, the “Articles of Merger”) that shall be filed with the Department of Assessments and Taxation of the State of Maryland and the Secretary of State of the State of Florida on or before the Closing Date (as defined in Section 9.1). The term “Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Articles of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.

1.3 Effects of the Merger.

(a) Effects Under MGCL and FBCA. At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL and Section 607.1106 of the FBCA.

(b) Directors and Executive Officers of the Surviving Company. The directors of the Surviving Company immediately after the Merger shall be the directors of FNB immediately prior to the Merger. The executive officers of the Surviving Company immediately after the Merger shall be the executive officers of FNB immediately prior to the Merger.

1.4 Conversion of ANNB Capital Stock.

(a) Subject to the provisions of this Agreement, each share of common stock, par value $0.01 per share, of ANNB (“ANNB Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Treasury Shares (as defined in Section 1.4(c)) shall, by virtue of the Merger, no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive as merger consideration (i) 1.143 shares (the “Exchange Ratio”) of common stock, $0.01 par value, of FNB (“FNB Common Stock”) (the “Common Stock Merger Consideration”) and (ii) if applicable, an amount in cash determined according to Section 1.4(b), without interest (the “Contingent Cash Merger Consideration”).

(b) Provided that ANNB Bank has collected in cash, as of the Effective Time, 100% of the principal, interest and other amounts then due and payable (such amounts, collectively, the “Outstanding Loan Amount”) under that certain loan agreement and promissory note listed on Schedule 1.4, then the holders of record of the shares of ANNB Common Stock outstanding immediately prior to the Effective Time (excluding Treasury Shares) shall be entitled to receive Contingent Cash Merger Consideration equal to $0.36 per share of ANNB Common Stock. In the event ANNB Bank has collected, as of the Effective Time, less than 100% of the Outstanding Loan Amount, such holders shall be entitled to receive Contingent Cash Merger Consideration equal to the product of, rounded to the nearest cent, (i) $0.36 and (ii) the ratio of (A) the portion of the Outstanding Loan Amount actually collected in cash as of the Effective Time, to (B) the total Outstanding Loan Amount, expressed as a fraction. FNB and ANNB shall mutually agree upon the portion of the Outstanding Loan Amount actually collected in cash as of the Effective Time based upon true and accurate entries therefor in the books and records of ANNB Bank.

(c) In the event each issued and outstanding share of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share, stated liquidation amount $1,000 per share, of ANNB (the “ANNB Series A Preferred Stock”) is not purchased or redeemed prior to or contemporaneously with the Merger, then each share of ANNB Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of ANNB Series A Preferred Stock to be cancelled in accordance with Section 1.4(c), if any) shall no longer be outstanding and shall as of the Effective Time automatically be converted into and shall thereafter represent the right to receive, subject to the other provisions of this Article 1, one share (the “Preferred Stock Merger Consideration” and, together with the Common Stock Merger Consideration and the Contingent Cash Merger Consideration, the “Merger Consideration”) of a series of the FNB Preferred Stock to be designated, prior to the Closing Date, as the Fixed Rate Cumulative Perpetual Preferred Stock, Series E, stated liquidation amount $1,000 per share (the “FNB Series E Preferred Stock”), and otherwise having rights, preferences, privileges and voting powers such that the rights, preferences, privileges and voting powers of the ANNB Series A Preferred Stock are not adversely affected by such conversion and having rights, preferences and privileges and voting powers, and limitations and restrictions that, taken as a whole, are not materially less favorable than the rights, preferences, privileges and voting powers, and limitations and restrictions of the ANNB Series A Preferred Stock immediately prior to such conversion, taken as a whole.

(d) At and after the Effective Time, each Treasury Share shall be cancelled and retired and no shares of FNB Common Stock or other consideration shall be issued in exchange therefor. “Treasury Shares” means shares of ANNB Common Stock and ANNB Series A Preferred Stock (together, the “ANNB Capital Stock”) held by ANNB or any of the ANNB Subsidiaries (as defined in Section 3.1(c)) or by FNB or any of its Subsidiaries, other than in a fiduciary, including custodial or agency, capacity or as a result of debts previously contracted in good faith.

(e) At the Effective Time, the stock transfer books of ANNB shall be closed as to holders of ANNB Capital Stock immediately prior to the Effective Time and no transfer of ANNB Capital Stock by any such holder shall thereafter be made or recognized. If, after the Effective Time, certificates representing ANNB Capital Stock (“Certificates”) are properly presented in accordance with Section 2.2 of this Agreement to the Exchange Agent (as defined in Section 2.2(a)), such Certificates shall be cancelled and exchanged for FNB Common Stock or FNB Series E Preferred Stock (together, the “FNB Capital Stock”), as applicable, held in book entry representing the number of whole shares into which the ANNB Capital Stock represented by the Certificates was converted in the Merger, plus, if applicable pursuant to Section 1.4(f), any payment for any fractional share of FNB Common Stock without any interest thereon and any dividends or distributions to which the holder of such Certificates is entitled pursuant to Section 2.2(b).

(f) Each holder of ANNB Common Stock shall have the option of enrolling the whole shares of FNB Common Stock issuable to such shareholder upon the consummation of the Merger in FNB’s Dividend Reinvestment and Direct Stock Purchase Plan (the “DRSP Plan”). Each ANNB shareholder electing to enroll in the DRSP Plan shall be issued FNB Common Stock held in book entry representing the number of whole shares received in the Merger.

(g) Notwithstanding any other provision of this Agreement, each holder of ANNB Common Stock who would otherwise be entitled to receive a fractional share of FNB Common Stock, after taking into account all Certificates delivered by such holder, shall receive an amount in cash, without interest, rounded to the nearest cent, equal to the product obtained by multiplying (a) the Average Closing Price (as defined below) as of the Closing Date by (b) the fraction of a share (calculated to the nearest ten-thousandth when expressed in decimal form) of FNB Common Stock, to which such holder would otherwise be entitled. No such holder shall be entitled to dividends or other rights in respect of any such fractional shares. “Average Closing Price” means, as of any specified date, the average composite closing price of FNB Common Stock on the NYSE as reported by the New York Stock Exchange for each of the twenty (20) consecutive trading days ending on and including the fifth such trading day prior to the specified date rounded to the nearest ten-thousandth.

1.5 FNB Capital Stock. At and after the Effective Time, each share of FNB capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.6 ANNB Equity and Equity-Based Awards.

(a) ANNB Stock Options. Except with respect to options under the ESPP (as defined below), effective as of the Effective Time, each then outstanding option to purchase shares of ANNB Common Stock (each an “ANNB Stock Option”), pursuant to the equity-based compensation plans identified on Section 3.11(a) of the ANNB Disclosure Schedule (as defined in Article 3 hereof) (the “ANNB Stock Plans”) and the award agreements evidencing the grants thereunder, granted to any current or former employee or director of ANNB or any of ANNB Subsidiaries (as defined in Section 3.1(c)) shall at the Effective Time cease to represent a right to acquire shares of ANNB Common Stock and shall be converted automatically into an option to acquire shares of FNB Common Stock on the terms hereinafter set forth. FNB shall assume each such ANNB Stock Option in accordance with the terms of the relevant ANNB Stock Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time: (i) FNB and the Compensation Committee of its Board of Directors, including, if applicable, the entire Board of Directors of FNB, shall be substituted for ANNB and the compensation committee of the Board of Directors of ANNB, including, if applicable, the entire Board of Directors of ANNB, administering such ANNB Stock Plan, (ii) each ANNB Stock Option assumed by FNB may be exercised solely for shares of FNB Common Stock, (iii) the number of shares of FNB Common Stock subject to such ANNB Stock Option shall be equal to the number of shares of ANNB Common Stock subject to such ANNB Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of FNB Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the exercise price per share of FNB Common Stock under each such option shall be the amount (rounded up to the nearest whole cent) equal to the per share exercise price under each such ANNB Stock Option prior to the Effective Time divided by the Exchange Ratio. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each ANNB Stock Option that is an “incentive stock option” shall be adjusted as required by Section 424 of the Code, and regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. FNB and ANNB agree to take all reasonable and necessary steps to effect the provisions of this Section 1.6(a). As of the Effective

Time, FNB shall issue to each holder of each outstanding ANNB Stock Option that has been assumed by FNB a document evidencing the conversion and assumption of such ANNB Stock Option by FNB pursuant to this Section 1.6(a).

(b) ANNB Share Awards. At the Effective Time, each holder of any then outstanding share award relating to shares of ANNB Common Stock, including those designated as performance share awards (each, an “ANNB Share Award”) shall be entitled to receive a number of shares of FNB Common Stock equal to the Exchange Ratio multiplied by the total number of shares of ANNB Common Stock subject to such ANNB Share Award, subject to any applicable tax withholding requirements, provided that each ANNB Share Award shall remain subject to any applicable restrictions, vesting and other terms and conditions in accordance with the terms of the relevant ANNB Stock Plan and agreement by which it is evidenced.

(c) ANNB Employee Stock Purchase Plan. As soon as practicable following the date of this Agreement, the Board of Directors of ANNB shall take all necessary or appropriate actions with respect to the Annapolis Bancorp, Inc. 2007 Employee Stock Purchase Plan (the “ESPP”) to provide that (i) the Purchase Date for the Purchase Period (as such terms are defined in the ESPP) that is in effect as of the date of this Agreement shall occur on or before the first trading day following the execution of this Agreement, (ii) all options (the “ESPP Options”) issued and outstanding under the ESPP on such Purchase Date will be automatically exercised on such Purchase Date, (iii) the shares of ANNB Common Stock issued pursuant to the exercise of such ESPP Options shall be treated in the manner described in Section 1.4(a), (iv) no new Purchase Period shall be commenced on or after the date of this Agreement, (v) participants in the ESPP are prohibited from altering their payroll deduction from those in effect on the date of this Agreement (other than to discontinue participation in the ESPP in accordance with the terms and conditions of the ESPP), (vi) the amount of the accumulated contributions of each participant under the ESPP as of immediately prior to the date of this Agreement, to the extent not used to purchase shares of ANNB Common Stock in accordance with the terms and conditions of the ESPP, be refunded to such participant as promptly as practicable following the date of this Agreement (without interest), and (vii) the ESPP shall terminate on the Purchase Date set forth in subsection (i) hereof, and no participant in the ESPP shall have any rights thereafter to acquire, or other rights in respect of, the capital stock of FNB pursuant to the ESPP.

(d) Warrant. The Warrant issued on January 30, 2009 to the United States Department of the Treasury in connection with the issuance of the ANNB Series A Preferred Stock (the “ANNB Warrant”) shall, by virtue of the Merger and without any action on the part of any Person, cease to be a warrant to purchase ANNB Common Stock and will be converted automatically into a warrant to purchase FNB Common Stock (the “FNB Successor Warrant”) in accordance with the terms of the ANNB Warrant, and FNB will assume such warrant subject to its terms; provided, however, that after the Effective Time:

(i) the number of shares of FNB Common Stock purchasable upon exercise of the FNB Successor Warrant will equal the product of (x) the number of shares of ANNB Common Stock that were purchasable pursuant to the ANNB Warrant immediately before the Effective Time and (y) the Exchange Ratio, rounded to the nearest one-hundredth (1/100th) of a share; and

(ii) the per share exercise price for the FNB Successor Warrant will equal the quotient of (x) the per share exercise price of the ANNB Warrant in effect immediately before the Effective Time and (y) the Exchange Ratio, rounded to the nearest one-tenth (1/10th) of a cent.

1.7 Articles of Incorporation and Bylaws of the Surviving Company. The FNB Charter (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with applicable law. The FNB Bylaws (as defined in Section 4.1(b)) as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

1.8 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan or reorganization” for purposes of Section 354 and 361 of the Code.

1.9 Dissenting Shares. No right to fair value or appraisal or similar rights shall be available to holders of ANNB Common Stock with respect to the Merger or the other transactions contemplated hereby.

1.10 The Bank Merger. As soon as practicable after the execution of this Agreement ANNB and FNB shall cause BankAnnapolis (“ANNB Bank”) and First National Bank of Pennsylvania (“FNB Bank”) to enter into a bank merger agreement, the form of which is attached to this Agreement as Exhibit “A” (the “Bank Merger Agreement”), that provides for the merger of ANNB Bank with and into FNB Bank (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement and as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of FNB Bank (“FNB Bank Board”) upon consummation of the Bank Merger shall be the directors of FNB Bank immediately prior to the Bank Merger.

1.11 Right to Revise Structure. FNB may at any time change the method of effecting the combination contemplated by this Agreement if and to the extent it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) provided for in this Agreement, (ii) adversely affect the Tax treatment of ANNB’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement, or (iii) materially impede or delay consummation of the transactions this Agreement contemplates. In the event FNB elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE 2

EXCHANGE OF SHARES

2.1 FNB to Make Merger Consideration Available. As promptly as practicable following the Effective Time, FNB shall deposit, or shall cause to be deposited, with Registrar and Transfer Company (“Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article 2, (a) book entry shares representing the aggregate number of shares of FNB Capital Stock issuable pursuant to this Agreement in exchange for shares of ANNB Capital Stock outstanding immediately prior to the Effective Time of the Merger, (b) cash in an amount equal to the Contingent Cash Merger Consideration payable in accordance with Section 1.4(b), (c) immediately available funds equal to any dividends or distributions payable in accordance with Section 2.2(b), and (d) cash in lieu of any fractional shares of FNB Common Stock to be issued pursuant to Section 1.4(g) and paid pursuant to Section 1.4 in exchange for outstanding shares of ANNB Capital Stock (such cash and book entry shares for shares of FNB Capital Stock, collectively being referred to as the “Exchange Fund”).

2.2 Exchange Shares.

(a) As soon as practicable after the Effective Time, Exchange Agent shall mail to each holder of record of ANNB Capital Stock a letter of transmittal in customary form as prepared by FNB and reasonably acceptable to ANNB which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any cash in lieu of fractional shares into which the shares of ANNB Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). After the Effective Time of the Merger, each holder of a Certificate formerly representing ANNB Capital Stock, other than Treasury Shares, who surrenders or has surrendered such Certificate or customary affidavits and indemnification regarding the loss or destruction of such Certificate, together with duly executed transmittal materials to the Exchange Agent, shall, upon acceptance thereof, be entitled to: (i) book entry shares representing FNB Common Stock or FNB Series E Preferred Stock, as applicable, into which the shares of ANNB Capital Stock shall have been converted pursuant to Section 1.4, (ii) Contingent Cash Merger Consideration to which such holder may be entitled pursuant to Section 1.4(b), (iii) any cash in lieu of any fractional share of FNB Common Stock to which such holder would otherwise be entitled and (iv) any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). The Exchange Agent shall accept such Certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 2.2, (x) each Certificate representing ANNB Common Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Common Stock Merger Consideration and any Contingent Cash Merger Consideration, any cash in lieu of fractional shares into which the shares of ANNB Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement, and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b), and (y) each Certificate representing ANNB Series A Preferred Stock shall be deemed from and after the Effective Time of the Merger to evidence only the right to receive the Series A Preferred Stock Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b). FNB shall not be obligated to deliver the Merger Consideration or any check representing Contingent Cash Merger Consideration, cash in lieu of fractional shares and/or declared but unpaid dividends to which any former holder of ANNB Capital Stock is entitled as a result of the Merger until such holder surrenders his Certificate or

Certificates for exchange as provided in Section 2.2. If any shares of FNB Capital Stock, or any check representing Contingent Cash Merger Consideration, cash in lieu of fractional shares and/or declared but unpaid dividends, is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such taxes are not payable. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to FNB, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by FNB or the Exchange Agent, the posting by such Person of a bond in such amount as FNB and the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it, FNB or the Surviving Company with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(b) Following surrender of any such Certificate, there shall be paid to the record holder of the whole shares of FNB Capital Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any dividends or distributions, if any, with a record date prior to the Effective Time that have been declared by ANNB in respect of shares of ANNB Capital Stock after the date of this Agreement in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, (ii) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of FNB Common Stock to which such holder is entitled pursuant to Section 1.4(f) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger and which had become payable with respect to such whole shares of FNB Common Stock prior to the time of surrender, and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of FNB Capital Stock.

(c) After the Effective Time, there shall be no transfers on the stock transfer books of ANNB of the shares of ANNB Capital Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of ANNB Capital Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to FNB for any reason, they shall be cancelled and exchanged as provided in this Agreement. All shares of FNB Capital Stock, and all Contingent Cash Merger Consideration, cash in lieu of fractional shares of FNB Common Stock and/or declared but unpaid dividends issued or paid upon the surrender for exchange of shares of ANNB Capital Stock (or the provision of customary affidavits and indemnification for lost or mutilated Certificates in accordance with the terms hereof) and the letter of transmittal, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of ANNB Capital Stock.

(d) Any portion of the Exchange Fund, including any interest thereon, that remains undistributed to the shareholders of ANNB following the passage of twelve (12) months after the Effective Time of the Merger shall be delivered to FNB, upon demand, and any shareholders of ANNB who have not theretofore complied with this Section 2.2 shall thereafter look only to FNB for payment of their claim for FNB Capital Stock, any Contingent Cash Merger Consideration, and any cash in lieu of fractional shares of FNB Common Stock and any unpaid dividends or distributions payable in accordance with Section 2.2(b).

(e) Neither ANNB nor FNB shall be liable to any holder of shares of ANNB Capital Stock or FNB Capital Stock, as the case may be, for such shares, Contingent Cash Merger Consideration or dividends or distributions with respect thereto, or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f) The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of FNB Capital Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of FNB Capital Stock for the account of the Persons entitled thereto.

2.3 Adjustments for Dilution and Other Matters. If prior to the Effective Time of the Merger, (a) FNB shall declare a stock dividend or distribution on FNB Capital Stock with a record date prior to the Effective Time of the Merger, or subdivide, split up, reclassify or combine FNB Capital Stock, or make a distribution other than a regular quarterly cash dividend, on FNB Capital Stock in any security convertible into FNB Capital Stock, in each case with a record date prior to the Effective Time of the Merger, or (b) the outstanding shares of FNB Capital Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities in each case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in FNB’s capitalization other than a business combination transaction with another bank holding company or financial services company, then a proportionate adjustment or adjustments will be made to the Exchange Ratio and/or the Series A Preferred Stock Merger Consideration, which adjustment may include, as appropriate, the issuance of securities, property or cash on the same basis as that on which any of the foregoing shall have been issued, distributed or paid to holders of such class of FNB Capital Stock generally.

2.4 Withholding Rights. The Exchange Agent or, subsequent to the first anniversary of the Effective Time, FNB, shall be entitled to deduct and withhold from any cash portion of the Merger Consideration, any cash in lieu of fractional shares of FNB Common Stock, cash dividends or distributions payable pursuant to Section 2.2(b) and any other cash amounts otherwise payable pursuant to this Agreement to any holder of ANNB Capital Stock such amounts as the Exchange Agent or FNB, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or FNB, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of ANNB Capital Stock in respect of whom such deduction and withholding was made by the Exchange Agent or FNB, as the case may be.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ANNB

Except as disclosed in the disclosure schedule delivered by ANNB to FNB prior to the execution of this Agreement (the “ANNB Disclosure Schedule”), ANNB hereby represents and warrants to FNB as follows:

3.1 Corporate Organization.

(a) ANNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. ANNB has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities (as defined in Section 3.4) required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified would not have a Material Adverse Effect (as defined in Section 3.1(c)) upon ANNB.

(b) ANNB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Articles of Incorporation of ANNB (the “ANNB Charter”) and the Bylaws of ANNB (the “ANNB Bylaws”), as in effect as of the date of this Agreement, have previously been made available to FNB.

(c) Each of ANNB’s Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on ANNB. As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any corporation, partnership, joint venture, limited liability company or any other entity (A) of which such party, or a subsidiary of such party, is a general partner, or (B) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity is directly or indirectly owned by such party and/or one or more Subsidiaries thereof, and the terms “ANNB Subsidiaries” and “FNB Subsidiaries” shall mean any direct or indirect Subsidiary of ANNB or FNB, respectively; and (ii) the term “Material Adverse Effect” means, with respect to FNB, ANNB or the Surviving Company, as the case may be, any event, circumstance, development, change or effect that alone or in the aggregate with other events, circumstances, developments, changes or effects (A) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date of this Agreement, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes, after the date of this Agreement, in laws, rules or regulations of general applicability or interpretations thereof by courts or any Governmental Entity, (3) actions or omissions of (x) FNB or (y) ANNB, taken at the request of, or with the prior written consent of the other or required hereunder, (4) changes, events or developments, after the date of this Agreement, in the national or world economy or financial or securities markets generally, or changes, events or developments, after the date of this Agreement, in general economic conditions or other changes, events or developments, after the date of this Agreement that affect banks or their holding companies generally, except to the extent that such changes have a materially disproportionate adverse effect on such party relative to other similarly situated participants in the markets or industries in which they operate, (5) consummation or public disclosure of the transactions this Agreement contemplates, including the resignation of employment of employees or any impact on such party’s business, customer relations, condition or results of operations, in each case as a result therefrom, (6) any outbreak or escalation of war or hostilities, any occurrence or threats of terrorist acts or any armed hostilities associated therewith and any national or international calamity, disaster or emergency or any escalation thereof, (7) any changes in interest rates or foreign currency rates, (8) any claim, suit, action, audit, arbitration, investigation, inquiry or other proceeding or order which in any manner challenges, seeks to prevent, enjoin, alter or delay, or seeks damages as a result of or in connection with, the transactions this Agreement contemplates, (9) any failure by such party to meet any published, whether by such party or a third party research analyst, or internally prepared estimates of revenues or earnings, (10) a decline in the price, or a change in the trading volume of, such party’s common stock on The NASDAQ Capital Market (including any successor exchange, “NASDAQ”), or the New York Stock Exchange (including any successor exchange, the “NYSE”), as applicable, and (11) any matter to the extent that (i) it is disclosed in reasonable detail in the party’s disclosure schedules delivered to the other party pursuant to this Agreement or in the ANNB Reports or FNB Reports referenced in Section 3.6 or Section 4.6, as applicable, and (ii) such disclosed matter does not worsen in a materially adverse manner, or (B) materially delays or impairs the ability of such party to timely consummate the transactions this Agreement contemplates.

3.2 Capitalization.

(a) The authorized capital stock of ANNB consists of (i) 10,000,000 shares of ANNB Common Stock, of which, as of September 30, 2012, 3,975,471 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which as of the date hereof 4,076 shares designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” were issued and outstanding. As of September 30, 2012, no shares of ANNB Common Stock were held in the ANNB treasury and no shares of the ANNB Series A Preferred Stock were held in the ANNB treasury. As of September 30, 2012, no shares of ANNB Common Stock were reserved for issuance except for (i) 417,588 shares of ANNB Common Stock reserved for issuance upon the exercise of ANNB Stock Options and ANNB Share Awards issued pursuant to the ANNB Stock Plans (of which 83,414 shares were subject to outstanding ANNB Stock Options and 43,606 shares were subject to outstanding ANNB Share Awards), (ii) 299,706 shares of ANNB Common Stock reserved for issuance pursuant to the ANNB Warrant, and (iii) 187,028 shares of ANNB Common Stock reserved for issuance pursuant to the ESPP. All of the issued and outstanding shares of ANNB Common Stock have been, and all shares of ANNB Common Stock that may be issued upon the exercise of the ANNB Stock Options and the ANNB Warrant will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement and the ANNB Stock Plans or as disclosed in Section 3.2 of the ANNB Disclosure Schedule, ANNB does not have, and is not bound by, any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of ANNB Common Stock or any other equity securities of ANNB or any securities representing the right to purchase or otherwise receive any shares of ANNB Common Stock. Set forth in Section 3.2 of the ANNB Disclosure Schedule is a true, correct and complete list of (a) each ANNB Stock Option (such list to include the ANNB Stock Plan or other arrangement under which such options were issued, the number of shares of ANNB Common Stock subject thereto, the vesting schedule thereof and the exercise prices thereof) and (b) each ANNB Share Award (such list to include the number of shares of ANNB Common Stock subject thereto and the vesting schedule thereof) outstanding under the ANNB Stock Plans or otherwise as of September 30, 2012. Since September 30, 2012 through the date hereof, ANNB has not issued or awarded, or authorized the issuance or award of, any options, restricted stock units or other equity-based awards under the ANNB Stock Plans or otherwise. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of ANNB may vote are issued or outstanding.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of ANNB are owned by ANNB, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances, other than liens for property Taxes not yet due and payable (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) ANNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates, subject to the receipt of the requisite ANNB shareholder approval (as described below) and Requisite Regulatory Approvals (as defined in Section 7.1(c)). The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of ANNB. Except for the approval and adoption of this Agreement and the transactions this Agreement contemplates by a majority vote of the Board of Directors of ANNB and by the affirmative vote of two-thirds of all the votes entitled to be cast by the shareholders of ANNB, no other corporate approvals on the part of ANNB are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by ANNB and, assuming due authorization, execution and delivery by

FNB, constitutes the valid and binding obligation of ANNB, enforceable against ANNB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by ANNB nor the consummation by ANNB of the transactions this Agreement contemplates, nor compliance by ANNB with any of the terms or provisions of this Agreement, will (i) violate any provision of the ANNB Articles or the ANNB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made and are in full force and effect, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to ANNB, any of the ANNB Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default or an event which, with notice or lapse of time, or both, would constitute a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of ANNB or any of the ANNB Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ANNB or any of the ANNB Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on ANNB.

3.4 Consents and Approvals. Except for (a) the filing by FNB of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of ANNB Bank with and into FNB Bank, the filing of applications and notices, as applicable, with the Federal Deposit Insurance Corporation (the “FDIC”), the Office of the Comptroller of the Currency (the “OCC”), and any state regulatory authority, including but not limited to the Maryland Department of Labor, Licensing and Regulation (the “MD DLLR”), and approval of such applications and notices, (b) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of ANNB shareholders to be held in connection with this Agreement (the “Proxy Statement”) and the transactions this Agreement contemplates and of a registration statement on Form S-4 that is declared effective (the “Registration Statement”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (c) the filing of Articles of Merger with and the acceptance for record by the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (d) any notices or filings by ANNB and FNB required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules of NASDAQ or the NYSE, or that are required under consumer finance, insurance mortgage banking and other similar laws, (f) such filings as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement, and approval of the listing on the NYSE of such FNB Common Stock issuable in the Merger, (g) the adoption of this Agreement by the requisite vote of the shareholders of ANNB, and (h) the consent of the United States Department of the Treasury (the “Treasury Department”) to the purchase by FNB or one of its Subsidiaries or redemption by ANNB of all of the issued and outstanding shares of the ANNB Series A Preferred Stock from the Treasury Department, no consents or approvals of or filings or registrations by FNB or ANNB with any court, administrative agency or commission or other governmental authority or instrumentality of federal, state, local or foreign government (each, a “Governmental Entity”), SRO or other Person are necessary in connection with (A) the execution and delivery by ANNB of this Agreement and (B) the consummation by ANNB of the Merger and the other transactions this Agreement contemplates. As of the date of this Agreement, ANNB is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis or why any Materially Burdensome Regulatory Condition would be imposed.

3.5 Reports. ANNB and each of the ANNB Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with (a) the Federal Reserve Board, (b) the FDIC, (c) the MD DLLR, (d) any state regulatory authority, (e) any foreign regulatory authority and (f) any SRO (collectively, “Regulatory Agencies” and individually, a “Regulatory Agency”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of ANNB and each of the ANNB Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of ANNB, investigation into the business or operations of ANNB or any of the ANNB Subsidiaries since January 1, 2009. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of ANNB or any of the ANNB Subsidiaries, and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of ANNB since January 1, 2009.

3.6 SEC Reports; Financial Statements.

(a) ANNB has filed or furnished on a timely basis with the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act of 1933, as amended (the “Securities Act”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under the securities regulations of the SEC, with the SEC since January 1, 2008 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “ANNB Reports”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any ANNB Report has been amended by a subsequently filed ANNB Report prior to the date hereof, in which case, as of the date of such amendment, (i) the ANNB Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and (ii) none of the ANNB Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of ANNB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the ANNB Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of ANNB and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the ANNB Reports.

(d) The books and records of ANNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of ANNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of ANNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for (i) any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence and (ii) as set forth in Section 3.6(d) of the ANNB Disclosure Schedule. ANNB and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. ANNB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to ANNB, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of ANNB by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the ANNB Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to ANNB’s outside auditors and the audit committee of the Board of Directors of ANNB (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect ANNB’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in ANNB’s internal controls over financial reporting.

(e) Since January 1, 2009, (A) neither ANNB nor any of its Subsidiaries nor, to the knowledge of ANNB, any director, officer, employee, auditor, accountant or representative of ANNB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of ANNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that ANNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing ANNB or any of its Subsidiaries, whether or not employed by ANNB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by ANNB or any of its officers, directors, employees or agents to the ANNB Board or any committee thereof or to the knowledge of ANNB, any of ANNB’s directors or officers.

(f) No agreement pursuant to which any loans or other assets have been or shall be sold by ANNB or the ANNB Subsidiaries entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by ANNB or the ANNB Subsidiaries, to cause ANNB or the ANNB Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against ANNB or the ANNB Subsidiaries. To the knowledge of ANNB, there has been no material breach of a representation or covenant by ANNB or the ANNB Subsidiaries in any such agreement. Except as set forth in Schedule 3.6(f) of the ANNB Disclosure Schedule, since December 31, 2011, no cash, stock or other dividend or any other distribution with respect to the capital stock of ANNB or any of the ANNB Subsidiaries has been declared, set aside or paid. No shares of capital stock of ANNB have been purchased, redeemed or otherwise acquired, directly or indirectly, by ANNB since January 1, 2009, and no agreements have been made to do the foregoing.

3.7 Broker’s Fees. Except as set forth in Section 3.7 of the ANNB Disclosure Schedule, neither ANNB nor any ANNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.

3.8 Absence of Certain Changes or Events. Since January 1, 2011 (i) ANNB and the ANNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to ANNB.

3.9 Legal Proceedings.

(a) There is no pending, or, to ANNB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization, Governmental Entity or other entity (each, a “Person”) that has had, or is reasonably likely to have a Material Adverse Effect on ANNB and the ANNB Subsidiaries, taken as a whole, in each case with respect to ANNB or any of ANNB Subsidiaries or any of their respective properties or permits, licenses or authorizations.

(b) There is no judgment, or regulatory restriction, other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon ANNB, any of the ANNB Subsidiaries or the assets of ANNB or any of the ANNB Subsidiaries, that has had, or is reasonably likely to have, a Material Adverse Effect on ANNB and the ANNB Subsidiaries, taken as a whole.

3.10 Taxes and Tax Returns.

(a) Each of ANNB and the ANNB Subsidiaries has duly and timely filed, including all applicable extensions, all Tax Returns (as defined in subsection (c) below) required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP on ANNB’s most recent consolidated financial statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of ANNB and the ANNB Subsidiaries. Neither ANNB nor any of the ANNB Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of any intent to conduct an audit or examination, or claims asserted, for Taxes upon ANNB or any of the ANNB Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where ANNB or any of the ANNB Subsidiaries have not filed Tax Returns such that ANNB or any of the ANNB Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, ANNB or any of the ANNB Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of ANNB and the ANNB Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any taxable period or portion thereof ending after the Closing. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of ANNB or any of the ANNB Subsidiaries. Neither ANNB nor any of the ANNB Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among ANNB and the ANNB Subsidiaries. Neither ANNB nor any of the ANNB Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was ANNB, or (B) has any liability for the Taxes of any Person, other than ANNB or any of the ANNB Subsidiaries, under Treas. Reg. §1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither ANNB nor any of the ANNB Subsidiaries has been, within the past two years or otherwise as part of a “plan” or series of related transactions, within the meaning of Section 355(e) of the Code, of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code, in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No shares of ANNB Common Stock are owned by a Subsidiary of ANNB. ANNB is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither ANNB, nor any of the ANNB Subsidiaries or any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any private letter rulings of the U.S. Internal Revenue Service (“IRS”) or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither ANNB nor any of the ANNB Subsidiaries has engaged in a “reportable transaction”, as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction”, as set forth in Treas. Reg. § 1.6011-4(b)(2). FNB has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of ANNB and the ANNB Subsidiaries relating to all taxable periods beginning on and after January 1, 2009, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to ANNB or the ANNB Subsidiaries. Neither ANNB, any of the ANNB Subsidiaries nor FNB, as a successor to ANNB, will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of ANNB or any of the ANNB Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods or portions thereof ending on or before the Closing Date.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, bank shares tax, employment, severance, withholding, duties, intangibles, franchise, backup withholding, inventory, capital stock, license, employment, social security, unemployment, excise, stamp, occupation, and estimated taxes, and other taxes, charges, levies or like assessments, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treas. Reg §1.1502-6(a) or any predecessor or successor thereof of any analogous or similar provision under law or otherwise.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity and any amendment thereof including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

3.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meanings:

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“ANNB Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of ANNB or any of the ANNB Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by ANNB or any of the ANNB Subsidiaries or to which ANNB or any of the ANNB Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity compensation, severance, employment, change of control or fringe benefit plan, program or policy.

“ANNB Employment Agreement” means a contract, offer letter or agreement of ANNB or any of the ANNB Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which ANNB or any of the ANNB Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(a) Section 3.11(a) of the ANNB Disclosure Schedule includes a complete list of all ANNB Benefit Plans and all ANNB Employment Agreements.

(b) With respect to each ANNB Benefit Plan, ANNB has delivered or made available to FNB a true, correct and complete copy of: (i) each writing constituting a part of such ANNB Benefit Plan, including without limitation all plan documents, current employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any (vi) the most recent determination or opinion letter from the IRS, if any and (vii) the most recent minimum coverage and discrimination testing results for each applicable ANNB Benefit Plan. ANNB has delivered or made available to FNB a true, correct and complete copy of each ANNB Employment Agreement.

(c) All contributions required to be made to any ANNB Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any ANNB Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements to the extent required by GAAP. Each ANNB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each ANNB Benefit Plan, ANNB and the ANNB Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such ANNB Benefit Plans, including, without limitation, Code Section 409A. Each ANNB Benefit Plan has been administered in all material respects in accordance with its terms. There are not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to any ANNB Benefit Plan or the imposition of any material lien on the assets of ANNB or any of the ANNB Subsidiaries under ERISA or the Code. Section 3.11(d) of the ANNB Disclosure Schedule identifies each ANNB Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (the “ANNB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each ANNB Qualified Plan and the related trust which has not been revoked, or ANNB is entitled to rely on a favorable opinion issued by the IRS. To the knowledge of ANNB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any ANNB Qualified Plan or the related trust. None of ANNB and the ANNB Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to subject ANNB, any of the ANNB Subsidiaries or any Person that ANNB or any of ANNB Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) No ANNB Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a Multiemployer Plan or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code. Neither ANNB nor the ANNB Subsidiaries maintain or contribute to or in any way directly or indirectly have any liability (whether contingent or otherwise) and have never maintained and have never been required to contribute to or otherwise participate in any Multiemployer Plan, defined benefit plan or multiple employer plan. Neither ANNB nor the ANNB Subsidiaries currently maintain and have never maintained and are not required currently and have never been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) There does not now exist, nor do any circumstances exist that would reasonably be likely to result in, any Controlled Group Liability that would be a liability of ANNB or any of the ANNB Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the ANNB Benefit Plans. Without limiting the generality of the foregoing, neither ANNB nor any of the ANNB Subsidiaries, nor, to ANNB’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

(g) ANNB and the ANNB Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar state law and at no expense to ANNB and the ANNB Subsidiaries.

(h) Except as disclosed in Section 3.11(h) of the ANNB Disclosure Schedule, neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of ANNB or any of the ANNB Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation including deferred compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or additional tax under Section 409A of the Code.

(i) ANNB has delivered or made available to FNB a true and complete list of the names, corporate and functional titles, hire dates, incentive compensation, profit sharing and bonuses paid in 2010, 2011 and 2012, full or part-time status, 2012 annual salaries or hourly rates of all employees of ANNB or any of the ANNB Subsidiaries (“ANNB Employees”) as of the date hereof and, with respect to any ANNB Employee on a leave of absence or otherwise not actively employed (“Inactive ANNB Employees”), the date on which each such Inactive ANNB Employee is expected to return to active employment. Except as otherwise set forth on Section 3.11(i) of the ANNB Disclosure Schedule, (i) none of the ANNB Employees has a contract of employment with

ANNB or any of the ANNB Subsidiaries, (ii) all ANNB Employees are employees “at will” whose employment is terminable without liability therefor and (iii) none of the ANNB Employees has a contract with ANNB or any of the ANNB Subsidiaries relating to stay bonuses, retention or stay payments, severance pay or benefits or other prerequisites or benefits. No labor organization or group of employees of ANNB or any of the ANNB Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to ANNB’s knowledge, threatened to be brought or filed, with the National Labor Relations Board. Each of ANNB and the ANNB Subsidiaries is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(j) With respect to each ANNB Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code, each such nonqualified deferred compensation plan has since January 1, 2005 been operated in material compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder so as to avoid any Tax pursuant to Section 409A of the Code and the document or documents that evidence such plan have, since December 31, 2008, conformed materially to the provisions of Section 409A of the Code and the Treasury Regulations thereunder. No payment pursuant to any arrangement between ANNB, any of the ANNB Subsidiaries and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations thereunder) would subject any person to a tax pursuant to 409A of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise.

3.12 Compliance with Applicable Law. ANNB and each of the ANNB Subsidiaries are not in default in any material respect under any Law applicable to ANNB or any of ANNB Subsidiaries, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O, and applicable limits on loans to one borrower, except where such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on ANNB. ANNB and each of the ANNB Subsidiaries has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Section 3.12 of the ANNB Disclosure Schedule sets forth, as of September 30, 2012, a schedule of all executive officers and directors of ANNB who have outstanding loans from ANNB, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

3.13 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on ANNB, (a) none of ANNB nor any of the ANNB Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (b) to ANNB’s knowledge, none of the other parties to any such material contract, lease, license or other agreement or instrument is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder, and (c) neither ANNB nor any of the ANNB Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of ANNB or any of the ANNB Subsidiaries.

3.14 Agreements with Regulatory Agencies. Except to the extent disclosure hereunder is precluded by applicable law, neither ANNB nor any of the ANNB Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2009, a recipient of any supervisory letter from, or since January 1, 2009, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, or its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence (including, without limitation, any item relating to participation of ANNB or any of the ANNB Subsidiaries in the Capital Purchase Program of the Treasury Department), a “ANNB Regulatory Agreement”), nor has ANNB or any of the ANNB Subsidiaries been advised since January 1, 2009 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such ANNB Regulatory Agreement.

3.15 Undisclosed Liabilities. Neither ANNB nor any of its Subsidiaries has, and since December 31, 2011, neither ANNB nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) those liabilities fully accrued or reserved against in the unaudited consolidated balance sheet of ANNB and its Subsidiaries as of September 30, 2012 included in the ANNB Reports, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2012, (iii) for liabilities and obligations that are not material to ANNB and its Subsidiaries, taken as a whole, and (iv) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

3.16 Environmental Liability.

(a) To ANNB’s knowledge, (i) ANNB and the ANNB Subsidiaries are in material compliance with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds exists at any real property, including buildings or other structures, currently or formerly owned or operated by ANNB or any of the ANNB Subsidiaries, that would reasonably be expected to result in a material Environmental Liability for ANNB or the ANNB Subsidiaries, (iii) no Contamination exists at any real property currently owned by a third party that would reasonably be expected to result in a material Environmental Liability for ANNB or the ANNB Subsidiaries, (iv) neither ANNB nor any of the ANNB Subsidiaries has received any written notice, demand letter, or claim alleging any material violation of, or liability under, any Environmental Law, (v) neither ANNB nor any of the ANNB Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental

Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of ANNB or the ANNB Subsidiaries and (vi) ANNB has listed in Section 3.16 of the ANNB Disclosure Schedule and made available to FNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession relating to ANNB, the ANNB Subsidiaries and any Owned Properties, Leased Properties or other currently operated real property of ANNB or any ANNB Subsidiary which were prepared in the last five years.

(b) As used in this Agreement, (i) the term “Environmental Laws” means collectively, any and all laws, ordinances, rules, regulations, directives, orders, authorizations, decrees, permits, or other mandates, of a Governmental Entity relating to any Hazardous Substance, Contamination, protection of the environment or protection of human health and safety, including, without limitation, those relating to emissions, discharges or releases or threatened emissions, discharges or releases to, on, onto or into the environment of any Hazardous Substance, (ii) the term “Hazardous Substance” means any element, substance, compound or mixture whether solid, liquid or gaseous that is subject to regulation by any Governmental Entity under any Environmental Law, or the presence or existence of which gives rise to any Environmental Liability, (iii) the term “Contamination” means the emission, discharge or release of any Hazardous Substance to, on, onto or into the environment and the effects of such emission, discharge or release, including the presence or existence of any such Hazardous Substance and (iv) the term “Environmental Liability” means liabilities for response, remedial or investigation costs, and any other expenses, including reasonable attorney and consultant fees, laboratory costs and litigation costs, required under, or necessary to attain or maintain compliance with, applicable Environmental Laws or relating to or arising from Contamination or Hazardous Substances.

3.17 Real Property.

(a) Each of ANNB and the ANNB Subsidiaries has good and marketable title free and clear of all Liens to all real property owned by such entity (the “Owned Properties”), except for Liens that do not materially detract from the present use of such real property.

(b) A true and complete copy of each agreement pursuant to which ANNB or any of ANNB Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”), has heretofore been made available to FNB. Each Lease is valid, binding and enforceable against ANNB or the ANNB Subsidiary party thereto, as the case may be, in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. There is not under any such Lease any material existing default by ANNB or any of the ANNB Subsidiaries or, to the knowledge of ANNB, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default. The consummation of the transactions this Agreement contemplates will not cause any default under the Leases, provided necessary consents disclosed in Section 3.17(b) of the ANNB Disclosure Schedule have been obtained and are in effect, except for any such default which would not, individually or in the aggregate, have a Material Adverse Effect on ANNB.

(c) The Owned Properties and the properties leased pursuant to the Leases (the “Leased Properties”) constitute all of the real estate on which ANNB and the ANNB Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on ANNB.

(d) A true and complete copy of each agreement pursuant to which ANNB or any of the ANNB Subsidiaries leases real property to a third party, (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”), has heretofore been made available to FNB. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies. To the knowledge of ANNB, there are no existing defaults by a tenant under any Third Party Lease, and no event has occurred which with notice or lapse of time or both would constitute such a default or which individually or in the aggregate would have a Material Adverse Effect on ANNB.

3.18 State Takeover Laws.

(a) Subject to the accuracy of the representations and warranties of FNB in Section 4.21, the Board of Directors of ANNB has taken all actions necessary so that, to the extent applicable, the restrictions contained in Section 3-602 of the MGCL applicable to a “business combination” (as defined in Section 3-601(e) of the MGCL) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger and no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby. As used in this Agreement, “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.

(b) Neither ANNB nor any of the ANNB Subsidiaries has any shareholders’ rights plan or similar plan or arrangement in effect.

3.19 Reorganization. As of the date of this Agreement, ANNB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20 Opinion. Prior to the execution of this Agreement, ANNB has received an opinion from Sandler O’Neill + Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth in this Agreement, the Merger Consideration is fair to the shareholders of ANNB from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.21 Insurance. ANNB and the ANNB Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 3.21 of the ANNB Disclosure Schedule and as their management reasonably have determined to be prudent in accordance with industry practices.

3.22 Investment Securities. Except where failure to be true would not reasonably be expected to have a Material Adverse Effect on ANNB, (a) each of ANNB and the ANNB Subsidiaries has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of ANNB or the ANNB Subsidiaries, and (b) such securities are valued on the books of ANNB in accordance with GAAP in all material respects.

3.23 Intellectual Property.

(a) (i) ANNB and the ANNB Subsidiaries own or have a valid license to use all ANNB Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates), (ii) to the knowledge of ANNB, ANNB Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of ANNB and the ANNB Subsidiaries as currently conducted, (iii) ANNB Intellectual Property owned by ANNB or any of the ANNB Subsidiaries, and to the knowledge of ANNB, all other ANNB Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither ANNB nor any of the ANNB Subsidiaries has received notice challenging the validity or enforceability of ANNB Intellectual Property, and (iv) to the knowledge of ANNB, the conduct of the business of ANNB and the ANNB Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party, nor to the knowledge of ANNB has ANNB or any of the ANNB Subsidiaries received any written communications since January 1, 2009 alleging that any of them has infringed, diluted, misappropriated or violated any of the Intellectual Property of any other Person. To ANNB’s knowledge, no other Person is infringing, diluting, misappropriating or violating, nor has ANNB or any of the ANNB Subsidiaries sent any written communications within the past two (2) years alleging that any person has infringed, diluted, misappropriated or violated, any of the ANNB Intellectual Property owned by ANNB or a ANNB Subsidiary.

(b) For purposes of this Agreement, the term “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs and logos, together with all registrations and applications related to the foregoing; (ii) patents and industrial designs (including any applications for either of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); and (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations; and the term “ANNB Intellectual Property” means all Intellectual Property used or held for use in the operation of the business of ANNB or any of its Subsidiaries.

(c) ANNB and each of the ANNB Subsidiaries have taken all commercially reasonable actions to protect and maintain all (i) ANNB Intellectual Property and (ii) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. ANNB’s and the ANNB Subsidiaries’

computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and all associated documents (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by ANNB in connection with its business, and have not materially malfunctioned or failed within the past two (2) years. To ANNB’s knowledge, no Person has gained unauthorized access to the IT Assets. ANNB has implemented reasonable backup and disaster recovery technology consistent with industry practices.

3.24 Loans; Nonperforming and Classified Assets.

(a) Each loan, loan commitment, letter of credit or other extension of credit (“Loan”) on the books and records of ANNB or any ANNB Subsidiary (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured or is in the process of being secured, as set forth in Section 3.24(a) of the ANNB Disclosure Schedule, by valid liens and security interests which have been perfected or are in the process of being perfected, as set forth in Section 3.24(a) of the ANNB Disclosure Schedule, in accordance with all applicable Laws and, (iv) to the knowledge of ANNB, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such loan, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) ANNB has set forth in Section 3.24(b) of the ANNB Disclosure Schedule as to ANNB and each ANNB Subsidiary as of the latest practicable date prior to the date of this Agreement: (i) any loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to ANNB’s knowledge, in default of any other material provision thereof, (ii) each loan that has been classified as “substandard”, “doubtful”, “loss” or “special mention” or words of similar import by ANNB, an ANNB Subsidiary or an applicable Regulatory Agency, (iii) a listing of the Other Real Estate Owned (“OREO”) acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (iv) each loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate. For purposes of this Agreement, “Affiliate” means any director, executive officer or five percent or greater shareholder of a Party or a Party’s Subsidiary, or to the knowledge of Party, any other Person controlling, controlled by or under common control with any of the foregoing. “Control”, with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(c) Neither ANNB nor ANNB Bank has been notified by any state or federal bank regulatory agency that its reserves are inadequate or that the practices and policies of ANNB in establishing its reserves for the year ended December 31, 2011 and the nine months ended September 30, 2012, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Agency having jurisdiction or ANNB’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of ANNB.

(d) All loans owned by ANNB or any ANNB Subsidiary, or in which ANNB or any ANNB Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act.

(e) All loans owned by ANNB or any ANNB Subsidiary are collectable, except to the extent of reserves ANNB had made against such loans in ANNB’s consolidated financial statements at September 30, 2012. ANNB and each ANNB Subsidiary hold mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans, and all loans owned by ANNB and each ANNB Subsidiary are with full recourse to the borrowers, and neither of ANNB nor any ANNB Subsidiary has taken any action which would reasonably be expected to result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity.

(f) Each outstanding loan participation sold by ANNB or any ANNB Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to ANNB or any ANNB Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation.

(g) None of the agreements, if any, pursuant to which ANNB or ANNB Bank has sold Loans or pools of Loans or participation interests in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(h) Section 3.24(h) of the ANNB Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the Federal Reserve Board.

(i) Section 3.24(i) of the ANNB Disclosure Schedule sets forth a listing, as of September 30, 2012, by account, of: (i) all loans, including loan participations, of ANNB or any other ANNB Subsidiary that have had their respective terms to maturity accelerated during the past 12 months, (ii) all loan commitments or lines of credit of ANNB that have been terminated by ANNB during the past 12 months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (iii) each borrower, customer or other party that has notified ANNB during the past 12 months of, or has asserted against ANNB, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party that has given ANNB any oral notification of, or orally asserted to or against ANNB, any such claim, (iv) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith and (v) all assets classified by ANNB as OREO and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

3.25 Fiduciary Accounts. ANNB and each of the ANNB Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither ANNB nor any of the ANNB Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to ANNB’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.26 Allowance for Loan Losses. ANNB Bank’s allowance for loan losses is sufficient for its reasonably anticipated loan losses, is in compliance with GAAP and, to the knowledge of ANNB, is in compliance with the standards established by applicable Governmental Entities and is adequate.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF FNB

Except as disclosed in the disclosure schedule delivered by FNB to ANNB prior to the execution of this Agreement (the “FNB Disclosure Schedule”), FNB hereby represents and warrants to ANNB as follows:

4.1 Corporate Organization.

(a) FNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. FNB has the corporate power and authority and has all licenses, permits and authorizations of applicable Governmental Entities required to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where such failure to be licensed or qualified would not have a Material Adverse Effect upon FNB.

(b) FNB is duly registered as a bank holding company and is a financial holding company under the BHC Act. True and complete copies of the Articles of Incorporation (the “FNB Charter”) and Bylaws of FNB (the “FNB Bylaws”), as in effect as of the date of this Agreement, have previously been made available to ANNB.

(c) Each FNB Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business in all jurisdictions, whether federal, state, local or foreign, where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority, and has all licenses, permits and authorizations of applicable Governmental Entities required, to own or lease its properties and assets and to carry on its business as now conducted, except in each of clauses (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.2 Capitalization.

(a) The authorized capital stock of FNB consists of 500,000,000 shares of FNB Common Stock, of which, as of September 30, 2012, 140,173,022 shares were issued and outstanding, and 20,000,000 shares of preferred stock, $0.01 par value (the “FNB Preferred Stock”), of which, as of the date of this Agreement, no shares were issued and outstanding. As of September 30, 2012, 380,295 shares of FNB Common Stock were held in FNB’s treasury. As of September 30, 2012, no shares of FNB Common Stock or FNB Preferred Stock were reserved for issuance, except for 11,523,898 shares of FNB Common Stock reserved for issuance upon exercise of options issued or available for issuance pursuant to employee and director stock plans of FNB in effect as of the date of this Agreement (the “FNB Stock Plans”) and 1,470,682 shares of FNB Common Stock reserved for issuance pursuant to warrants issued to the Treasury Department (the “FNB Warrants”). All of the issued and outstanding shares of FNB Common Stock have been, and all shares of FNB Common Stock that may be issued pursuant to the FNB Stock Plans and the FNB Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to this Agreement, the FNB Stock Plans and the FNB Warrants, FNB is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FNB Common Stock or any other equity securities of FNB or any securities representing the right to purchase or otherwise receive any shares of FNB Common Stock. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters in which shareholders of FNB may vote are issued or outstanding. The shares of FNB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, fully paid, nonassessable and free of preemptive rights.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of FNB are owned by FNB, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions this Agreement contemplates. The execution and delivery of this Agreement and the consummation of the transactions this Agreement contemplates have been duly and validly approved by the Board of Directors of FNB and no other corporate approvals on the part of FNB are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by FNB and, assuming due authorization, execution and delivery by ANNB, constitutes the valid and binding obligation of FNB, enforceable against FNB in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

(b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions this Agreement contemplates, nor compliance by FNB with any of the terms or provisions of this Agreement, will (i) violate any provision of the FNB Charter or the FNB Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made and are in full force and effect, (A) violate any Law applicable to FNB, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of, constitute a default, or an event which, with notice or lapse of time, or both, would constitute a default, under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on FNB.

4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the acquisition of ANNB Bank by FNB, the filing of applications and notices, as applicable, with the FDIC, the OCC and any state regulatory authority, including but not limited to the MD DLLR, and approval of such applications and notices, (ii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Registration Statement, (iii) the filing of Articles of Merger with and the acceptance for record by the Department of Assessments and Taxation of the State of Maryland pursuant to the MGCL and the filing of Articles of Merger with and the acceptance for record by the Secretary of State of the State of Florida pursuant to the FBCA, (iv) any notices or filings under the HSR Act, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry SRO, and the rules of NASDAQ or the NYSE, or that are required under consumer finance, mortgage banking and other similar laws, and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FNB Common Stock pursuant to this Agreement and approval of listing such FNB Common Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity, SRO or other Person are necessary in connection with (A) the execution and delivery by FNB of this Agreement and (B) the consummation by FNB of the Merger and the other transactions this Agreement contemplates. As of the date of this Agreement, FNB is not aware of any reason why the Requisite Regulatory Approvals will not be received on a timely basis or why any Materially Burdensome Regulatory Condition would be imposed.

4.5 Reports. FNB and each of its Subsidiaries have in all material respects timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with the applicable Regulatory Agencies and with each other applicable Governmental Entity, including the SEC, and all other reports and statements required to be filed by them since January 1, 2009, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FNB and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FNB, investigation into the business or operations of FNB or any of its Subsidiaries since January 1, 2009. There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FNB or any of its Subsidiaries and (ii) have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of FNB since January 1, 2009.

4.6 SEC Reports; Financial Statements.

(a) FNB has filed or furnished on a timely basis with the SEC, all material forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act, under the Exchange Act, or under the securities regulations of the SEC, with the SEC since January 1, 2008 (all such filed or furnished documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “FNB Reports”). As of their respective filing dates (and, in the case of registration statements and proxy statements, as of the dates of effectiveness and the dates of mailing, respectively), except to the extent that any FNB Report has been amended by a subsequently filed FNB Report prior to the date hereof, in which case, as of the date of such amendment, (i) the FNB Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as the case may be, and (ii) none of the FNB Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of FNB’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The financial statements (including the related notes thereto) included (or incorporated by reference) in the FNB Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of FNB and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, changes in shareholders’ equity and changes in cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC.

(c) There are no outstanding comments from or unresolved issues raised by the SEC staff with respect to the FNB Reports.

(d) The books and records of FNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. The records, systems, controls, data and information of FNB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. FNB and its Subsidiaries have implemented and maintain a system of internal accounting controls effective to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. FNB (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information relating to FNB, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of FNB by others within those entities to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the FNB Reports and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to FNB’s outside auditors and the audit committee of the Board of Directors of FNB (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect FNB’s ability to accurately record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in FNB’s internal controls over financial reporting.

(e) Since January 1, 2009, (A) neither FNB nor any of its Subsidiaries nor, to the knowledge of FNB, any director, officer, employee, auditor, accountant or representative of FNB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FNB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing FNB or any of its Subsidiaries, whether or not employed by FNB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FNB or any of its officers, directors, employees or agents to the Board of Directors of FNB or any committee thereof or to the knowledge of FNB, any of FNB’s directors or officers.

(f) No agreement pursuant to which any loans or other assets have been or shall be sold by FNB or the FNB Subsidiaries entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by FNB or the FNB Subsidiaries, to cause FNB or the FNB Subsidiaries to repurchase such loan or other assets or the buyer to pursue any other form of recourse against FNB or the FNB Subsidiaries. To the knowledge of FNB, there has been no material breach of a representation or covenant by FNB or the FNB Subsidiaries in any such agreement.

4.7 Broker’s Fees. Except as set forth in Section 4.7 of the FNB Disclosure Schedule, neither FNB nor any FNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions this Agreement contemplates.

4.8 Absence of Certain Changes or Events. Since December 31, 2011, except as publicly disclosed in the Forms 10-K, 10-Q and 8-K comprising the FNB Reports (as defined in Section 4.6(a)) filed prior to the date of this Agreement (i) FNB and the FNB Subsidiaries have, except in connection with the negotiation and execution and delivery of this Agreement, carried on their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) there has not been any Material Adverse Effect with respect to FNB.

4.9 Legal Proceedings.

(a) There is no pending, or, to FNB’s knowledge, threatened, litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity that has had, or is reasonably likely to have, a Material Adverse Effect on FNB and its Subsidiaries, taken as a whole, in each case with respect to FNB or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations.

(b) There is no judgment, or regulatory restriction, other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries, that has been imposed upon FNB, any of its Subsidiaries or the assets of FNB or any of its Subsidiaries that has had or is reasonably likely to have, a Material Adverse Effect on FNB or its Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns. Each of FNB and its Subsidiaries has duly and timely filed, including all applicable extensions, all Tax Returns required to be filed by it on or prior to the date of this Agreement, all such Tax Returns being accurate and complete in all material respects, has timely paid or withheld and timely remitted all Taxes shown thereon as arising and has duly and timely paid or withheld and timely remitted all Taxes, whether or not shown on any Tax Return, that are due and payable or claimed to be due from it by a Governmental Entity, other than Taxes that (i) are being contested in good faith, which have not been finally determined, and (ii) have been adequately reserved against in accordance with GAAP on FNB’s most recent consolidated financial statements. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of each of FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of Tax that remains in effect. There are no disputes, audits, examinations or proceedings in progress or pending, including any notice received of an intent to conduct an audit or examination, or claims asserted, for Taxes upon FNB or any of its Subsidiaries. No claim has been made by a Governmental Entity in a jurisdiction where FNB or any of its Subsidiaries has not filed Tax Returns such that FNB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. All deficiencies asserted or assessments made as a result of any examinations by any Governmental Entity of the Tax Returns of, or including, FNB or any of its Subsidiaries have been fully paid. No issue has been raised by a Governmental Entity in any prior examination or audit of each of FNB and its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency in respect of such Governmental Entity for any taxable period or portion thereof ending after the Closing Date. There are no Liens for Taxes, other than statutory liens for Taxes not yet due and payable, upon any of the assets of FNB or any of its Subsidiaries. Neither FNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement exclusively between or among FNB and its Subsidiaries. Neither FNB nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return, other than a group the common parent of which was FNB, or (B) has any liability for the Taxes of any Person, other than FNB or any of its Subsidiaries, under Treas. Reg. §1.1502-6, or any similar provision of state, local or foreign Law, or as a transferee or successor, by contract or otherwise. Neither FNB nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan, or series of related transactions”, within the meaning of Section 355(e) of the Code, of which the Merger is also a part, or a “distributing corporation” or a “controlled corporation”, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No share of FNB Common Stock is owned by a Subsidiary of FNB. FNB is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither FNB, its Subsidiaries nor any other Person on their behalf has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Governmental Entity, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Governmental Entity and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any applicable Law, which rulings or agreements would have a continuing effect after the Effective Time. Neither FNB nor any of its Subsidiaries has engaged in a “reportable transaction,” as set forth in Treas. Reg. §1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. §1.6011-4(b)(2). ANNB has received complete copies of (i) all federal, state, local and foreign income or franchise Tax Returns of FNB and its Subsidiaries relating to the taxable periods beginning on and after January 1, 2009, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to FNB or its Subsidiaries. Neither FNB, nor any of its Subsidiaries will be required to include any item of material income in, or exclude any material item of deduction from, taxable income for any taxable period, or portion thereof, ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Closing Date or (iv) deferred intercompany gain or any excess loss account of FNB or any of its Subsidiaries for periods or portions of periods described in Treasury Regulations under Section 1502 of the Code, or any corresponding or similar provision of state, local or foreign Law, for periods, or portions thereof, ending on or before the Closing Date.

4.11 Employee Benefits. For purposes of this Agreement, the following terms shall have the following meaning:

“FNB Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of FNB or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by FNB or any of its Subsidiaries or to which FNB or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not such plan is subject to ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, equity compensation, severance, employment, change of control or fringe benefit plan, program or policy.

“FNB Employment Agreement” means a contract, offer letter or agreement of FNB or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee pursuant to which FNB or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(a) Section 4.11(a) of the FNB Disclosure Schedule includes a complete list of all FNB Benefit Plans and all FNB Employment Agreements.

(b) With respect to each FNB Benefit Plan, FNB has delivered or made available to ANNB a true, correct and complete copy of: (i) each writing constituting a part of such FNB Benefit Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles, (ii) the two most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iii) the current summary plan description and any summaries of material modifications, (iv) the most recent annual financial report, if any, (v) the most recent actuarial report, if any, (vi) the most recent determination or opinion letter from the IRS, if any and (vii) the most recent minimum coverage and discrimination testing results for each applicable FNB Benefit Plan. FNB has delivered or made available to ANNB a true, correct and complete copy of each FNB Employment Agreement.

(c) All contributions required to be made to any FNB Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any FNB Benefit Plan, for any period through the date of this Agreement have been timely made or paid in full or, to the extent not required to be made or paid on or before the date of this Agreement, have been fully reflected on the financial statements to the extent required by GAAP. Each FNB Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each FNB Benefit Plan, FNB and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such FNB Benefit Plans, including, without limitation, Code Section 409A. Each FNB Benefit Plan has been administered in all material respects in accordance with its terms. There are not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a FNB Benefit Plan or the imposition of any material lien on the assets of FNB or any of its Subsidiaries under ERISA or the Code. Section 4.11(d) of the FNB Disclosure Schedule identifies each FNB Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“FNB Qualified Plans”). The IRS has issued a favorable determination letter with respect to each FNB Qualified Plan and the related trust which has not been revoked, or FNB is entitled to rely on a favorable opinion issued by the IRS. To the knowledge of FNB, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any FNB Qualified Plan or the related trust. To the knowledge of FNB, none of FNB and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction”, as defined in Section 4975 of the Code or Section 406 of ERISA, which would reasonably be expected to subject FNB, any of its Subsidiaries or any Person that FNB or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) No FNB Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code has failed to satisfy the minimum funding standards contained in Section 302 of ERISA and Section 412 of the Code. With respect to such FNB Benefit Plans, except as would not have, individually or in the aggregate, a Material Adverse Effect: (i) the fair market value of the assets of such FNB Benefit Plan equals or exceeds the actuarial present value of all accrued benefits under such FNB Benefit Plan, whether or not vested, on a termination basis, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no liability, other than for premiums to the PBGC, under Title IV of ERISA has been or would reasonably be expected to be incurred by FNB or any of its Subsidiaries and (v) the PBGC has not instituted proceedings to terminate any such FNB Benefit Plan and, to FNB’s knowledge, no condition exists that makes it reasonably likely that such proceedings will be instituted or which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such FNB Benefit Plan.

(f) (i) No FNB Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan, (ii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan and (iii) none of FNB and its Subsidiaries nor any of their respective ERISA Affiliates has incurred, during the last six years, any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of FNB or any of its Subsidiaries following the Effective Time, other than such liabilities that arise solely out of, or relate solely to, the FNB Benefit Plans. Without limiting the generality of the foregoing, neither FNB nor any of its Subsidiaries, nor, to FNB’s knowledge, any of their respective ERISA Affiliates, has engaged in any transaction described in Sections 4069, 4204 or 4212 of ERISA.

(g) Other than as set forth in Section 4.11(g) of the FNB Disclosure Schedule, FNB and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar state law and at no expense to FNB and its Subsidiaries.

(h) Neither the execution nor the delivery of this Agreement nor the consummation of the transactions this Agreement contemplates will, either alone or in conjunction with any other event, whether contingent or otherwise, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of FNB or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, including deferred compensation, or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or additional tax under Section 409A of the Code.

(i) No labor organization or group of employees of FNB or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to FNB’s knowledge, threatened to be brought or filed, with the National Labor Relations Board. Each of FNB and its Subsidiaries is in material compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

4.12 Compliance with Applicable Law. FNB and each of its Subsidiaries are not in default in any material respect under any Laws applicable to FNB or any of its Subsidiaries, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorist (USA Patriot) Act of 2001, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Regulation O and applicable limits on loans to one borrower, except where such noncompliance or default is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on FNB. FNB and each of the FNB Subsidiaries has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

4.13 Contracts. Except for matters that have not had and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, (a) none of FNB nor any of its Subsidiaries is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect under any material contract, lease, license or other agreement or instrument, (b) to the knowledge of FNB, none of the other parties to any such material contract, lease, license or other agreement or instrument is, with or without the lapse of time or the giving of notice, or both, in breach or default in any material respect thereunder and (c) neither FNB nor any of its Subsidiaries has received any written notice of the intention of any party to terminate or cancel any such material contract, lease, license or other agreement or instrument, whether as a termination or cancellation for convenience or for default of FNB or any of its Subsidiaries.

4.14 Agreements with Regulatory Agencies. Except to the extent disclosure hereunder is precluded by applicable law, neither FNB nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order, or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2009, a recipient of any supervisory letter from, or since January 1, 2009, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the FNB Disclosure Schedule, a “FNB Regulatory Agreement”), nor has FNB or any of its Subsidiaries been advised since January 1, 2009 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such FNB Regulatory Agreement. Each bank Subsidiary of FNB has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

4.15 Undisclosed Liabilities. Neither FNB nor any of its Subsidiaries has, and since December 31, 2011, neither FNB nor any of its Subsidiaries has incurred, any liabilities or obligations, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due, except (i) those liabilities fully accrued or reserved against in the unaudited consolidated balance sheet of FNB and its Subsidiaries as of September 30, 2012 included in the

FNB Reports, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2012, (iii) for liabilities and obligations that are not material to FNB and its Subsidiaries, taken as a whole, and (iv) for any liabilities incurred with respect to the transactions contemplated by this Agreement.

4.16 Environmental Liability. To FNB’s knowledge, (i) FNB and its Subsidiaries are in material compliance with applicable Environmental Laws, (ii) no Contamination exceeding applicable cleanup standards or remediation thresholds exists at any real property, including buildings or other structures, currently or formerly owned or operated by FNB or any of its Subsidiaries, that would reasonably be expected to result in a material Environmental Liability for FNB or its Subsidiaries, (iii) no Contamination exists at any real property currently owned by a third party that would reasonably be expected to result in a material Environmental Liability for FNB or its Subsidiaries, (iv) neither FNB nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging any material violation of, or liability under, any Environmental Law, (v) neither FNB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity or any third party under any Environmental Law that would reasonably be expected to result in a material Environmental Liability of FNB or its Subsidiaries and (vi) FNB has listed in Section 4.16 of the FNB Disclosure Schedule and made available to ANNB copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or relating to FNB, its Subsidiaries and any currently owned, leased or operated property of FNB which were prepared in the last five years.

4.17 Reorganization. As of the date of this Agreement, FNB is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18 Loans; Nonperforming and Classified Assets.

(a) Each Loan on the books and records of FNB or any FNB Subsidiary (i) was made and has been serviced in all material respects in accordance with their customary lending standards in the ordinary course of business, (ii) is evidenced in all material respects by appropriate and sufficient documentation, (iii) to the extent secured, has been secured by valid liens and security interests which have been perfected in accordance with all applicable Laws and, (iv) to the knowledge of FNB, constitutes the legal, valid and binding obligation of the obligor named in the contract evidencing such loan subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles.

(b) FNB has set forth in Section 4.18 of the FNB Disclosure Schedule as to FNB and each FNB Subsidiary as of the latest practicable date prior to the date of this Agreement: (i) any loan under the terms of which the obligor is 90 or more days delinquent in payment of principal or interest, or to FNB’s knowledge, in default of any other material provision thereof, (ii) each loan that has been classified as “substandard”, “doubtful”, “loss” or “special mention” or words of similar import by FNB, a FNB Subsidiary or an applicable Regulatory Agency, (iii) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof and (iv) each loan agreement, note or borrowing arrangement, including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets, with any Affiliate.

4.19 Fiduciary Accounts. FNB and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. To FNB’s knowledge, neither FNB nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to FNB’s knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.20 Allowance for Loan Losses. FNB Bank’s allowance for loan losses is sufficient at the date of this Agreement for its reasonably anticipated loan losses, is in compliance with the standards established by applicable Governmental Entities and GAAP and, to the knowledge of FNB, is adequate.

4.21 Interested Stockholder Status. Neither FNB nor any of its Subsidiaries is an “interested stockholder” or an “affiliate” of an interested stockholder of ANNB, as such terms are defined in Section 3-601 of the MGCL.

4.22 Insurance. FNB and the FNB Subsidiaries are insured with reputable insurers against such risks and in such amounts as are set forth in Section 4.22 of the FNB Disclosure Schedule and as their management reasonably have determined to be prudent in accordance with industry practices.

4.23 Investment Securities. Except where failure to be true would not reasonably be expected to have a Material Adverse Effect on FNB, (a) each of FNB and the FNB Subsidiaries has good title to all securities owned by it, except those securities sold under repurchase agreements securing deposits, borrowings of federal funds or borrowings from the Federal Reserve Banks or the Federal Home Loan Banks or held in any fiduciary or agency capacity, free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of FNB or the FNB Subsidiaries, and (b) such securities are valued on the books of FNB in accordance with GAAP in all material respects.

ARTICLE 5

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time.

(a) During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, each of FNB and ANNB shall, and shall cause each of their respective Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would reasonably be expected to prevent or materially impede or delay the obtaining of, or materially adversely affect the ability of the parties expeditiously to obtain, any necessary approvals of any Regulatory Agency, Governmental Entity or any other person or entity required for the transactions this Agreement contemplates or to perform its covenants and agreements under this Agreement or to consummate the transactions this Agreement contemplates.

(b) ANNB agrees that between the date of this Agreement and the Effective Time: (i) the materials presented at the meetings of each of the Executive/Loan Committee and Senior Credit Committee of ANNB Bank’s Board of Directors shall be provided to FNB within three business days after each meeting and ANNB shall provide the minutes of each meeting to FNB within five business days after such meeting, (ii) ANNB shall prepare and furnish to FNB at least quarterly an update of the reserves and other allowances for loan losses reflected in ANNB’s financial statements included in the ANNB Reports as of and for the year ended December 31, 2011 and for the nine months ended September 30, 2012; (iii) ANNB shall promptly notify FNB if ANNB or any ANNB Subsidiary has been notified by any state or federal bank regulatory agency that its reserves are inadequate or that its practices for establishing its reserves or in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Agency having jurisdiction over ANNB or any ANNB Subsidiary or ANNB’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of ANNB; and (iv) ANNB shall prepare and furnish to FNB at least monthly an updated list of all extensions of credit and OREO that have been classified by any federal or state bank Regulatory Agency or by ANNB or any ANNB Subsidiary as other loans specifically mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import.

(c) Upon request of FNB, ANNB shall furnish to FNB such information as FNB may request regarding any loans, loan relationships and commitments of ANNB Bank entered into after the date hereof in which the amount involved is equal to or greater than (i) $1,000,000 on a secured basis and (ii) $250,000 on an unsecured basis.

5.2 ANNB Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, ANNB shall not, and shall not permit any of the ANNB Subsidiaries to, without the prior written consent of FNB:

(a) (i) other than dividends and distributions by a direct or indirect Subsidiary of ANNB to ANNB or any direct or indirect wholly owned Subsidiary of ANNB (except for regular quarterly cash dividends on the ANNB Series A Preferred Stock in accordance with the terms thereof), declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of ANNB Stock Options that are outstanding or are required by an existing contract, plan, arrangement or policy, as of the date of this Agreement in accordance with their present terms or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of ANNB or any of the ANNB Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities;

(b) grant any stock options, restricted stock awards, performance stock awards, restricted stock units or other equity or equity-based awards with respect to shares of ANNB Common Stock under any of the ANNB Stock Plans, or otherwise, except as required by an existing contract, plan, including the continued operation of the ESPP in accordance with Section 1.6(c), or arrangement or policy, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, or issue any additional shares of capital stock or other securities, other than the issuance of ANNB Common Stock upon the exercise of ANNB Stock Options or the ANNB Warrant;

(c) amend the ANNB Articles, ANNB Bylaws or other comparable organizational documents;

(d) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except inventory or other similar assets (A) in the ordinary course of business consistent with past practice and (B) that do not exceed $100,000 in the aggregate, or (ii) open, acquire, close or sell any branches;

(e) (i) sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets other than transactions (A) in the ordinary course of business consistent with past practice and (B) that do not exceed $100,000 in the aggregate, or (ii) sell, transfer or otherwise dispose of all or any portion or interest in any loan having an original principal value of more than $250,000, except for any loan listed on Schedule 1.4 which is sold in compliance with the procedures and other requirements set forth on Schedule 1.4;

(f) (i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person, other than ANNB or any ANNB Subsidiary, except for (A) borrowings having a maturity of not more than 30 days (90 days for repurchase agreements) under existing credit facilities, (B) renewals, extensions or replacements of such existing credit facilities that (i) are incurred in the ordinary course of business consistent with past practice, (ii) do not increase the aggregate amount available thereunder, (iii) do not provide for any termination fees or pre-payment penalties, (iv) do not contain any new provisions limiting or otherwise affecting the ability of ANNB or any of the ANNB Subsidiaries or successors from terminating or pre-paying such facilities, and (v) do not contain financial terms less advantageous than existing credit facilities, and (C) ordinary advances and reimbursements to employees and endorsements of banking instruments made in the ordinary course of business consistent with past practice, or (ii) make any capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries, other than in the ordinary course of business consistent with past practice;

(g) change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in tax law requirements, changes in GAAP or regulatory accounting principles or as required by ANNB’s independent auditors or its Regulatory Agencies;

(h) change in any material respect its underwriting, operating, investment or risk management or other similar policies of ANNB or any of ANNB Subsidiaries except as required by applicable law or policies imposed by any Regulatory Agency or any Governmental Entity;

(i) make, change or revoke any material Tax election, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(j) terminate or waive any material provision of any material agreement, contract or obligation (collectively, “Contracts”) or enter into or renew any agreement or contract or other binding obligation of ANNB or any of the ANNB Subsidiaries;

(k) incur any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than with respect to capital expenditures incurred that are related to the completion of construction and the opening of ANNB’s new branch in Waugh Chapel Towne Centre and will not exceed $75,000 individually or $200,000 in the aggregate;

(l) except as required by agreements or instruments in effect on the date of this Agreement, alter in any material respect, or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which ANNB directly or indirectly holds any equity or ownership interest on the date of this Agreement, other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice;

(m) agree or consent to any material agreement or material modifications of existing agreements with any Regulatory Agency or Governmental Entity in respect of the operations of its business, except as required by law or regulation based upon the advice of ANNB’s legal advisors;

(n) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $50,000 individually or $100,000 in the aggregate;

(o) issue any broadly distributed communication of a general nature to employees, including general communications relating to benefits and compensation, or customers without the prior approval of FNB, which will not be unreasonably delayed or withheld, except for communications in the ordinary course of business that do not relate to the Merger or other transactions this Agreement contemplates and communications related to the opening of the new branch in Waugh Chapel Towne Centre;

(p) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(q) take any action that is intended or is reasonably likely to result in any of the representations or warranties of ANNB set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(r) (i) make, renew or otherwise modify any Loan to any Person if the Loan is an existing credit on the books of ANNB and classified as “doubtful” or “loss” or such Loan is in an amount in excess of $150,000 and classified as “substandard” or “special mention”, or (ii) make, renew or otherwise modify any Loan or Loans if immediately after making an unsecured Loan or Loans, such Person would be indebted to ANNB Bank in an aggregate amount in excess of $200,000 on an unsecured basis or an under secured basis (i.e., the fair market value of the collateral securing such Loan and any replacements thereof is less than the principal value of such Loan and any replacements thereof), or (iii) make any fully secured Loan or Loans to any Person, except for any Loan secured by a first mortgage on single family owner-occupied real estate, if, immediately after making a secured Loan, such Person would be indebted to ANNB Bank in an aggregate amount in excess of $1,500,000 or (iv) make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1-4 single-family residence with a principal balance in excess of $750,000 or (v) make, renew or otherwise modify any Loan for the construction of infrastructure or related improvements or any other land or land development-type loan with a principal balance in excess of $750,000 or (vi) in any event if such Loan does not conform with ANNB Bank’s Credit Policy Manual if, with respect to any of the foregoing types of Loan or Loans specified in the above items (i) through (vi), FNB shall object thereto within three business days after receipt of notice of such proposed Loan, and the failure to provide a written objection within three business days after receipt of notice of such proposed Loan from ANNB Bank shall be deemed as the approval of FNB to make such Loan or Loans. FNB reserves the right to observe the loan approval process of any of the Board of Directors of ANNB Bank, its Executive/Loan Committee and its Senior Credit Committee;

(s) acquire any new loan participation or loan servicing rights;

(t) originate, participate or purchase any new Loan (including, without limitation, lines of credit and letters of credit) that is (i) serviced by a third party or (ii) outside of its primary market area in the Anne Arundel, Queen Anne’s, Howard, Prince George’s, Calvert, Montgomery, Frederick, Carroll, Baltimore, Harford, Charles, St. Mary’s, Talbot, Caroline, Dorchester, Wicomico, and Worchester Counties of Maryland and Baltimore City;

(u) enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of ANNB or its Subsidiaries or grant any salary or wage increase or increase any employee benefit, including discretionary or other incentive or bonus payments or discretionary or matching contributions to any deferred compensation plan, make any grants of awards to newly hired employees or accelerate the vesting of any unvested stock options or stock awards, other than the anticipated acceleration of vesting contemplated in Section 1.6 of this Agreement, except:

(i) merit increases for those employees of ANNB and its Subsidiaries who would normally be eligible for a merit increase during the period commencing on the date hereof through the Closing Date according to ANNB’s customary and normal practices; however, ANNB acknowledges and agrees that the amount of merit increases permitted hereby, in the aggregate, shall not exceed a budget pool equal to 3% of the total base salary compensation of those eligible employees;

(ii) annual discretionary bonuses payable at ANNB’s fiscal year end accrued by ANNB according to ANNB’s customary and normal practices; however, ANNB acknowledges and agrees that the amount of the discretionary bonuses permitted hereby, in the aggregate, shall not exceed a budget pool equal to $170,000;

(iii) bonuses payable in accordance with ANNB’s incentive plan and accrued in accordance with ANNB’s customary and normal practices; however, ANNB acknowledges and agrees that the amount of the bonuses permitted hereby, in the aggregate, shall not exceed a budget pool equal to $85,000;

(iv) for other changes that are required by applicable law or are advisable in order to comply with Section 409A of the Code, upon prior written notice to FNB; or

(v) for retention bonuses to such persons and in such amounts in the manner specified in Schedule 6.6(h).

(v) Hire any person as an employee of ANNB or any of the ANNB Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date of this Agreement and described in Section 5.2(v) of the ANNB Disclosure Schedule or (ii) to fill any vacancies existing as of the date of this Agreement and described in Section 5.2(v) of the ANNB Disclosure Schedule or (iii) to fill any vacancies arising after the date of this Agreement at a comparable level of compensation with persons whose employment is terminable at the will of ANNB or an ANNB Subsidiary, as applicable, provided, however, that such total salary and incentive compensation for any one employee may not exceed $65,000;

(w) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by any provision of this Section 5.2;

(x) engage in any new loan transaction with an officer or director or related party, it being acknowledged and agreed by ANNB that each such loan transaction that ANNB presents to FNB for approval pursuant to this Section 5.2(x) shall be required to comply with Regulation O (as interpreted and enforced by the OCC);

(y) purchase any equity securities or purchase any debt securities other than debt securities with a quality rating of “AAA” by either Standard & Poor’s Ratings Services or Moody’s Investors Services;

(z) convert the data processing and related information and/or accounting systems of ANNB or any of its Subsidiaries before the earlier of (i) the consummation of the Merger or (ii) the termination of this Agreement in accordance with its terms; or

(aa) except as otherwise set forth in this Agreement, except for agreements, arrangements or commitments entered into as a result of the transactions this Agreement contemplates, and except as provided for in a business plan, budget or similar plan delivered to FNB prior to the date of this Agreement, ANNB and its Subsidiaries shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than (i) pledges of, or liens on, assets to secure government deposits, advances made to ANNB by the Federal Home Loan Bank Board or the Federal Reserve Board, the payment of taxes, assessments, or similar charges which are not yet due and payable, the payment of deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts consistent with past practices, or the collection and/or processing of checks, drafts of letters of credit consistent with customary banking practices or the exercise of trust powers, (ii) sales of assets received in satisfaction of debts previously contracted in the ordinary course of its banking business or (iii) issuances of loans, sales of previously purchased government guaranteed loans, or transactions in the investment securities portfolio by ANNB or a ANNB Subsidiary or repurchase agreements made, in each case, in the ordinary course of banking business.

5.3 FNB Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, FNB shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of ANNB:

(a) except for the designation of the FNB Series E Preferred Stock, amend, repeal or otherwise modify any provision of the FNB Charter or the FNB Bylaws other than those that would not be adverse to ANNB or its shareholders or those that would not impede FNB’s ability to consummate the transactions this Agreement contemplates;

(b) take any action, or knowingly fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(c) take any action that is intended or is reasonably likely to result in any of the representations or warranties of FNB set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity, in any case to the extent such action would be reasonably expected to prevent, or materially impede or delay, the consummation of the transactions this Agreement contemplates;

(e) take any action that would be reasonably expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions this Agreement contemplates; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

5.4 Voting Agreements. ANNB shall deliver on the date of this Agreement an executed Voting Agreement, in the form attached to this Agreement as Exhibit “B” (the “Voting Agreement”), from each member of the ANNB Board of Directors who is listed on Schedule 5.4 attached hereto.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) FNB agrees to prepare and file, as soon as practicable, the Registration Statement with the SEC in connection with the issuance of FNB Common Stock in the Merger including the Proxy Statement and prospectus and other proxy solicitation materials of ANNB constituting a part thereof and all related documents. ANNB shall prepare and furnish to FNB such information relating to it and its directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and ANNB and its legal, financial and accounting advisors, shall have the right to review in advance and approve, which approval shall not be unreasonably withheld, such Registration Statement prior to its filing. ANNB agrees to cooperate with FNB and FNB’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. As long as ANNB has cooperated as described above, FNB agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of ANNB and FNB agrees to use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. FNB also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions this Agreement contemplates. After the SEC has declared the Registration Statement effective under the Securities Act, ANNB shall promptly mail at its expense the Proxy Statement to its shareholders.

(b) Each of ANNB and FNB agrees that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated in this Agreement or necessary to make the statements in this Agreement not misleading. Each of ANNB and FNB agrees that none of the respective information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto shall contain any untrue statement of a material fact or omit to state any material fact required to be stated in this Agreement or necessary to make the statements in this Agreement not misleading. Each of ANNB and FNB further agree that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the

Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements in this Agreement not false or misleading, to promptly inform the other party thereof and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the shareholders of ANNB.

(c) FNB agrees to advise ANNB, promptly after FNB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of FNB Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent FNB is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities that are necessary or advisable to consummate the transactions this Agreement contemplates, including the Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Regulatory Agencies and Governmental Entities. ANNB and FNB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to ANNB or FNB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions this Agreement contemplates and each party will keep the other apprised of the status of matters relating to completion of the transactions this Agreement contemplates. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require FNB to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties, Regulatory Agencies or Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on FNB and its Subsidiaries, including the Surviving Company after giving effect to the Merger, taken as a whole after the Effective Time (a “Materially Burdensome Regulatory Condition”). In addition, ANNB agrees to cooperate and use its reasonable best efforts to assist FNB in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties, Regulatory Agencies and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of ANNB and FNB following consummation of the Merger.

(e) Each of FNB and ANNB shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of FNB, ANNB or any of their respective Subsidiaries to any Regulatory Agency or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(f) Each of FNB and ANNB shall promptly provide each other with any written communications received from any Regulatory Agency or Governmental Entity with respect to the transactions contemplated by this Agreement and will promptly advise the other upon receiving any oral communication with respect to the transactions contemplated by this Agreement from any Regulatory Agency or Governmental Entity whose consent or approval is required for consummation of the transactions this Agreement contemplates that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c)) will not be obtained or that the receipt of any such approval may be materially delayed.

(g) ANNB and FNB shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, but after such consultation, to the extent practicable under the circumstances, issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of the SEC, the FRB, the FDIC, the OCC, the NYSE or NASDAQ. In addition, the Chief Executive Officers of ANNB and FNB shall be permitted to respond to appropriate questions about the Merger from the press. ANNB and FNB shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Merger as reasonably requested by the other party.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of ANNB and FNB shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause their respective Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request. ANNB shall, and shall cause each of its Subsidiaries to, provide to FNB a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal or state banking laws other than reports or documents that such party is not permitted to disclose under applicable law. Neither ANNB nor FNB nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply to the extent possible in light of those restrictions.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreements entered into between ANNB and FNB (the “Confidentiality Agreements”).

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

6.3 ANNB Shareholder Approval. ANNB shall call a meeting of its shareholders for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the “ANNB Shareholders Meeting”), and shall use its reasonable best efforts to convene such meeting as soon as reasonably practicable following the Registration Statement being declared effective, giving a reasonable amount of time for printing and mailing. Subject to Section 6.11, the Board of Directors of ANNB shall recommend approval and adoption of this Agreement, the Merger and the other transactions this Agreement contemplates, by ANNB’s shareholders and shall include such recommendation in the Proxy Statement (the “ANNB Recommendation”). Without limiting the generality of the foregoing, ANNB’s obligations pursuant to the first sentence of this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to ANNB of any Acquisition Proposal, as defined in Section 6.11(e). Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1, ANNB’s obligations pursuant to the first sentence of this Section 6.3 shall terminate.

6.4 Commercially Reasonable Efforts; Cooperation. Each of ANNB and FNB agrees to exercise good faith and use its commercially reasonable best efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the transactions this Agreement contemplates as promptly as possible.

6.5 NYSE Approval. FNB shall cause the shares of FNB Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, FNB shall take all reasonable action so that employees of ANNB and the ANNB Subsidiaries shall be entitled to participate in each FNB Benefit Plan of general applicability with the exception of FNB’s defined benefit pension plan and any other plan frozen to new participants (collectively, the “FNB Eligible Plans”) to the same extent as similarly-situated employees of FNB and its Subsidiaries, it being understood that inclusion of the employees of ANNB and the ANNB Subsidiaries in the FNB Eligible Plans may occur at different times with respect to different plans, provided that coverage shall be continued under corresponding ANNB Benefit Plans until such employees are permitted to participate in the FNB Eligible Plans and provided further, however, that nothing contained in this Agreement shall require FNB or any of its Subsidiaries to make any grants to any former employee of ANNB under any discretionary equity compensation plan of FNB or to provide the same level of (or any) employer contributions or other benefit subsidies as ANNB or the ANNB Subsidiaries. FNB shall cause each FNB Eligible Plan in which employees of ANNB and the ANNB Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, and vesting of, benefits under the FNB Eligible Plans, the service of such employees with ANNB and the ANNB Subsidiaries to the same extent as such service was credited for such purpose by ANNB or the ANNB Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Except for the commitment to continue those ANNB Benefit Plans that correspond to FNB Eligible Plans until employees of ANNB and the ANNB Subsidiaries are included in such FNB Eligible Plans, nothing in this Agreement shall limit the ability of FNB to amend or terminate any of the ANNB Benefit Plans in accordance with and to the extent permitted by their terms at any time permitted by such terms.

(b) At the Effective Time, FNB shall make the payments as set forth on Schedule 6.6(b)(1) to each employee identified therein unless such individual employee (i) is offered a position upon or prior to Closing and (ii) has accepted such position upon or prior to Closing. Following the consummation of the Merger and for one year thereafter, FNB shall, to the extent not duplicative of other severance benefits, pay employees of ANNB or its Subsidiaries whose employment is terminated by FNB for reasons other than cause, the amounts specified in Schedule 6.6(b)(2).

(c) With respect to the individuals set forth in Schedule 6.6(c) who are entitled to benefits under the Supplemental Executive Retirement Plans (“SERPs”) and the Life Insurance Endorsement Method Split Dollar Plan Agreements (“Split Dollar Agreements”) identified as such on Schedule 6.6(c), FNB will work in good faith with ANNB to honor, assume and discharge in a manner consistent with applicable law ANNB’s payment obligations to such individuals under such SERPs and Split Dollar Agreements.

(d) At such time as employees of ANNB and the ANNB Subsidiaries become eligible to participate in a medical, dental or health plan of FNB or its Subsidiaries, FNB shall, to the extent reasonably practicable and available from its insurers, cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of FNB and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to such employee or dependent on or after the Effective Time to the extent such employee or dependent had satisfied any similar limitation or requirement under an analogous ANNB Benefit Plan prior to the Effective Time.

(e) ANNB shall adopt such Board resolutions and take such other action as FNB may reasonably request to cause the BankAnnapolis 401(k) Plan (the “Plan”) to be terminated immediately prior to the Effective Time (the “Plan Termination Date”) and the accounts of all participants and beneficiaries in the Plan as of the Plan Termination Date to become fully vested as of the Plan Termination Date. As soon as practicable after the Effective Time, FNB shall file or cause to be filed all necessary documents with the IRS for a determination letter that the termination of the Plan as of the Plan Termination Date will not adversely affect the Plan’s qualified status. FNB shall use its reasonable best efforts to obtain such favorable determination letter; including, but not limited to, adopting such amendments to the Plan as may be requested by the IRS as a condition to its issuance of a favorable determination letter. As soon as practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Plan upon its termination, the account balances in the Plan shall be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. FNB agrees, to the extent permitted by Applicable Law, to permit Plan participants who become employees of FNB and its Subsidiaries to roll over their account balances in the Plan and loans from the Plan to the FNB 401(k) Plan.

(f) Immediately prior to the Effective Time, ANNB shall, at the written request of FNB, freeze or terminate each ANNB Benefit Plan as is requested by FNB, provided that such request is consistent with FNB’s obligations under Section 6.6(a).

(g) In order to assist with a smooth transition of the operations of ANNB and the ANNB Subsidiaries and the transactions which this Agreement contemplates, on the Closing Date, FNB shall enter into an employment or similar agreement with Richard M. Lerner (the “Executive”) in substantially the form attached to Schedule 6.6(g).

(h) For the purpose of providing retention bonuses for certain employees of ANNB and the ANNB Subsidiaries, FNB shall make available the retention pool specified on Schedule 6.6(h) (the “Retention Pool”). Such Retention Pool shall be payable in the manner specified in Schedule 6.6(h).

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation (each a “Claim”) in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of ANNB or any of the ANNB Subsidiaries or who is or was serving at the request of ANNB or any of the ANNB Subsidiaries as a director, officer, employee, member or otherwise of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of ANNB or any of the ANNB Subsidiaries or was serving at the request of ANNB or any of the ANNB Subsidiaries as a director or officer of another Person or (ii) this Agreement or any of the transactions this Agreement contemplates, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against such Claim and respond thereto. From and after the Effective Time, FNB shall, and shall cause the Surviving Company to, indemnify, defend and hold harmless, as and to the fullest extent currently provided under applicable Law, the ANNB Articles and the ANNB Bylaws each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses, including reimbursement for reasonable fees and expenses, including fees and expenses of legal counsel, incurred in advance of the final disposition of any Claim upon receipt of any undertaking required by applicable Law, and judgments, fines and amounts paid in settlement in connection with any such threatened or actual Claim.

(b) FNB and the Surviving Company agree that all rights to indemnification of liabilities, including advancement of expenses, and all limitations with respect thereto, existing in favor of any Indemnified Person, as provided in the ANNB Articles or the ANNB Bylaws, shall survive the Merger and shall continue in full force and effect, without any amendment thereto;

provided, however, that in the event any Claim is asserted or made after the Effective Date, any determination required to be made with respect to whether an Indemnified Person’s conduct complies with the standards set forth under the MGCL, the ANNB Articles or the ANNB Bylaws, as the case may be, shall be made by independent legal counsel, whose fees and expenses shall be paid by FNB and the Surviving Company, selected by such Indemnified Person and reasonably acceptable to FNB; and, provided further that nothing in this Section 6.7 shall impair any rights or obligations of any current or former director or officer of ANNB or its Subsidiaries, including pursuant to the respective organizational documents of ANNB, or their respective Subsidiaries, under the MGCL or otherwise.

(c) Prior to the Effective Time, FNB shall obtain at the expense of ANNB, and FNB shall maintain for a period of six years following the Effective Time, directors’ and officers’ liability insurance and fiduciary liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, including the transactions this Agreement contemplates, covering the Indemnified Persons who as of the Effective Time are covered by ANNB’s directors’ and officers’ liability insurance or fiduciary liability insurance policies, provided that FNB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policies of ANNB or single premium tail coverage with policy limits equal to ANNB’s existing coverage limits, provided that in no event shall FNB be required to expend for any one year an amount in excess of 150% of the annual premium currently paid by ANNB for such insurance (the “Insurance Amount”), and further provided that if FNB is unable to maintain or obtain the insurance called for by this Section 6.7(c) as a result of the preceding provision, FNB shall use its commercially reasonable best efforts to obtain the most advantageous coverage as is available for the maximum Insurance Amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time from an insurer or insurers selected by FNB that have an insurer financial strength rating by A.M. Best Co. of at least “A”, which policies provide the Indemnified Persons with coverage, from the Effective Time to the sixth anniversary of the Effective Time, including in respect of the transactions this Agreement contemplates, on terms that are no less advantageous to Indemnified Persons than ANNB’s D&O Insurance existing immediately prior to the date of this Agreement. If such prepaid policies have been obtained prior to the Effective Time, then FNB shall maintain such policies in full force and effect and continue the obligations thereunder.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including any merger between a Subsidiary of FNB, on the one hand, and a Subsidiary of ANNB, on the other hand, or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, FNB.

6.9 Advice of Changes. Each of FNB and ANNB shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties, or remedies with respect thereto, or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10 Dividends. After the date of this Agreement, ANNB shall not declare or pay any dividend in respect of ANNB Common Stock.

6.11 Certain Actions.

(a) From the date of this Agreement through the Effective Time, except as otherwise permitted by this Section 6.11, ANNB will not, and will not authorize or permit any of its directors, officers, agents, employees, investment bankers, attorneys, accountants, advisors, agents, affiliates or representatives (collectively, “ANNB Representatives”) to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate, including by way of furnishing information, any Acquisition Proposal, as defined in Section 6.11(e)(i), or any inquiries with respect to or the making of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to ANNB or any of the ANNB Subsidiaries or afford access to the business, properties, assets, books or records of ANNB or any of the ANNB Subsidiaries, to otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) except in accordance with Section 8.1(g), approve, endorse or recommend or enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, ANNB and its Board of Directors shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal provided that the Board of Directors of ANNB shall not withdraw or modify in a manner adverse to FNB the ANNB Recommendation except as set forth in subsection (iii) below, (ii) to engage in any discussions or negotiations with, and provide any information to, any third party in response to a Superior Proposal, as defined in Section 6.11(e)(ii), by any such third party, if and only to the extent that (x) ANNB’s Board of Directors concludes in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to result in a breach of their fiduciary duties under applicable Law, (y) prior to providing any information or data to any third party in connection with a Superior Proposal by any such third party, ANNB’s Board of Directors receives from such third party an executed confidentiality agreement, which confidentiality terms shall be no less favorable to ANNB than those contained in the Confidentiality Agreements between ANNB and FNB, a copy of which executed confidentiality agreement shall have been provided to FNB for informational purposes and (z) at least 48 hours prior to providing any information or data to any third party or entering into discussions or negotiations with any third party, ANNB promptly notifies FNB in writing of the name of such third party and the material terms and conditions of any such Superior Proposal and (iii) to withdraw, modify, qualify in a manner adverse to FNB, condition or refuse to make the ANNB Recommendation (the “Change in ANNB Recommendation”) if ANNB’s Board of Directors concludes in good faith, after consultation with outside counsel and financial advisors, that failure to do so could reasonably be expected to breach their fiduciary duties under applicable Law. Notwithstanding any Change of ANNB Recommendation, this Agreement shall be submitted to the shareholders of ANNB at the ANNB Shareholders’ Meeting for the purpose of voting on the approval of this Agreement and nothing contained herein shall be deemed to relieve ANNB of such obligation; provided, however, that if the Board of Directors of ANNB shall have effected a Change of ANNB Recommendation, then the Board of Directors of ANNB may submit this Agreement to ANNB’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Board of Directors of ANNB may communicate the basis for its lack of a recommendation to ANNB’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law. In addition to the foregoing, ANNB shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.

(c) ANNB will promptly, and in any event within 24 hours, notify FNB in writing of the receipt of any Acquisition Proposal or any information related thereto, which notification shall describe the Acquisition Proposal and identify the third party making the same.

(d) ANNB agrees that it will, and will cause the ANNB Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. ANNB or its Representatives shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of ANNB to promptly return or destroy (which destruction shall be certified in writing by such Person to ANNB) all information, documents and materials relating to an Acquisition Proposal or to ANNB or its businesses, operations or affairs heretofore furnished by ANNB or any of its Representatives to such Person or any of such Person’s Representatives in accordance with the terms of any confidentiality agreement with such Person and to destroy all summaries, analyses or extracts of or based upon such information in the possession of such Person or any of such Person’s Representatives.

(e) For purposes of this Agreement:

(i) The term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing by or from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial, i.e., 20% or more, portion of the net revenues, net income or net assets of ANNB and the ANNB Subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of ANNB Common Stock after the date of this Agreement by a Person who on the date of this Agreement does not own 10% or more of ANNB Common Stock and such Person by reason of such purchase or acquisition first becomes the owner of 10% or more of ANNB Common Stock after the date of this Agreement or the direct or indirect acquisition or purchase of 5% or more of ANNB Common Stock after the date of this Agreement by a Person who on the date of this Agreement owns 10% or more of ANNB Common Stock, (y) tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of any class of equity securities of ANNB or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving ANNB other than the transactions this Agreement contemplates.

(ii) The term “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made by a Third Party to acquire more than 50% of the combined voting power of the shares of ANNB Common Stock then outstanding or all or substantially all of ANNB’s consolidated assets for consideration consisting of cash and/or securities that is on terms that the Board of Directors of ANNB in good faith concludes, after consultation with its financial advisors and outside counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, (A) is on terms that the Board of Directors of ANNB in its good faith judgment believes to be more favorable to ANNB than the Merger, (B) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of ANNB and (C) is reasonably capable of being completed.

(iii) For purposes of this Section 6.11, “Third Party” means any person as defined in Section 13(d) of the Exchange Act other than FNB or its Affiliates.

(f) If a Payment Event, as defined in Section 6.11(g), occurs, ANNB shall pay to FNB by wire transfer of immediately available funds, within two business days following such Payment Event, a fee of $2.5 million (the “Break-up Fee”), provided, however, that if a Payment Event occurs, ANNB shall have no obligation to pay FNB’s expenses under Section 9.3(b).

(g) The term “Payment Event” means any of the following:

(i) the termination of this Agreement by FNB pursuant to Section 8.1(f);

(ii) the termination of this Agreement by ANNB pursuant to Section 8.1(g);

(iii) the termination of this Agreement pursuant to any other Section following the commencement of a tender offer or exchange offer for 25% or more of the outstanding shares of ANNB Common Stock and ANNB shall not have sent to its shareholders, within 10 business days after the commencement of such tender offer or exchange offer, a statement that the Board of Directors of ANNB recommends rejection of such tender offer or exchange offer;

(iv) the occurrence of any of the following events within 12 months of the termination of this Agreement pursuant to Section 8.1(e), provided that an Acquisition Proposal shall have been made by a Third Party after the date of this

Agreement and prior to such termination that shall not have been withdrawn in good faith prior to such termination: (A) ANNB enters into an agreement to merge with or into, or be acquired, directly or indirectly, by merger or otherwise by, such Third Party, (B) such Third Party, directly or indirectly, acquires substantially all of the total assets of ANNB and the ANNB Subsidiaries, taken as a whole or (C) such Third Party, directly or indirectly, acquires more than 50% of the outstanding shares of ANNB Common Stock.

(h) ANNB acknowledges that the agreements contained in this Section 6.11 are an integral part of the transactions contemplated in this Agreement and that without these agreements FNB would not enter into this Agreement. Accordingly, in the event ANNB fails to pay to FNB the Break-up Fee promptly when due, ANNB shall, in addition thereto, pay to FNB all costs and expenses, including attorneys’ fees and disbursements, incurred in collecting such Break-up Fee together with interest on the amount of the Break-up Fee or any unpaid portion thereof, from the date such payment was due until the date such payment is received by FNB, accrued at the fluctuating prime rate as quoted in The Wall Street Journal as in effect from time to time during the period.

6.12 Transition. Commencing on the date of this Agreement, FNB and ANNB shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration, from and after the Closing, of ANNB and the ANNB Subsidiaries with the businesses of FNB and its Subsidiaries, without taking action that would, in effect, give FNB control over the management or policies of ANNB or any of the ANNB Subsidiaries. Without limiting the generality of the foregoing, from the date of this Agreement through the Closing Date and consistent with the performance of their day-to-day operations, the continuous operation of ANNB and the ANNB Subsidiaries in the ordinary course of business and applicable Law, ANNB shall cause the employees and officers of ANNB and the ANNB Subsidiaries, including the Bank, to cooperate with FNB in performing tasks reasonably required in connection with such integration.

6.13 Tax Representation Letters. Officers of FNB and ANNB shall execute and deliver to Reed Smith LLP, tax counsel to FNB, and Patton Boggs LLP, tax counsel to ANNB, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement and Registration Statement are declared effective by the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 7.2(c) and Section 7.3(c) of this Agreement.

6.14 Preferred Stock Held by U.S. Treasury. ANNB and FNB each shall use its reasonable best efforts to cause or facilitate (a) the purchase by FNB or one of its Subsidiaries of, or (b) the repurchase or redemption by ANNB of, all of the issued and outstanding shares of ANNB Series A Preferred Stock and, at the election of FNB, the ANNB Warrant from the Treasury Department prior to or concurrently with the Effective Time of the Merger. FNB will fund the purchase by FNB (or one of its Subsidiaries), or the redemption by ANNB, of all of the ANNB Series A Preferred Stock from the Treasury Department. The method of funding of such purchase or redemption shall be mutually agreed to by FNB and ANNB, subject to any formal or informal Treasury Department requirements. In furtherance of the foregoing, ANNB shall provide, and shall cause its Subsidiaries and the ANNB Representatives to provide, all reasonable cooperation and take all reasonable actions as may be requested by FNB in connection with such purchase or redemption, including by (i) furnishing all information concerning ANNB and its Subsidiaries that FNB or any applicable Governmental Entity may request in connection with such purchase or redemption or with respect to the effects of such purchase on FNB or its pro forma capitalization; (ii) assisting with the preparation of any analyses or presentations FNB deems necessary or advisable in its reasonable judgment in connection with such purchase, repurchase or redemption or the effects thereof; and (iii) entering into any agreement with such holder (including any letter agreement among ANNB, FNB and such holder) to effect the purchase, repurchase or redemption of such shares as FNB may reasonably request. In addition, if the ANNB Series A Preferred Stock will be redeemed by ANNB, FNB agrees to purchase from ANNB, and ANNB agrees to issue to FNB, such equity or debt instruments as the parties mutually agree in good faith.

6.15 Rule 16b-3. FNB and ANNB shall take all steps as may be necessary or appropriate to cause the transactions contemplated by Article 1 and any other dispositions of equity securities of ANNB (including derivative securities) or acquisitions of equity securities of FNB in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver, where permitted by applicable law, at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger this Agreement contemplates shall have been approved and adopted by the requisite affirmative vote of the holders of ANNB Common Stock entitled to vote thereon.

(b) NYSE Listing. The shares of FNB Common Stock to be issued to the holders of ANNB Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals. All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the transactions this Agreement contemplates, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals”.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions this Agreement contemplates shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligation of FNB to Effect the Merger. The obligation of FNB to effect the Merger is also subject to the satisfaction or waiver by FNB, where permitted by applicable law, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of ANNB contained in this Agreement that are qualified by materiality, including Section 3.18, or contained in Section 3.2 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of ANNB contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date, except in each case where the failure of the representations and warranties, other than the representations and warranties set forth in Section 3.1, to be so true and correct, without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on ANNB, and FNB shall have received a certificate signed on behalf of ANNB by the Chief Executive Officer or the Chief Financial Officer of ANNB to the foregoing effect.

(b) Performance of Obligations of ANNB. ANNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date and FNB shall have received a certificate signed on behalf of ANNB by the Chief Executive Officer or the Chief Financial Officer of ANNB to such effect.

(c) Federal Tax Opinion. FNB shall have received the opinion of its counsel, Reed Smith LLP, in form and substance reasonably satisfactory to FNB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of ANNB and FNB, reasonably satisfactory in form and substance to it.

(d) No Materially Burdensome Regulatory Condition. None of the Requisite Regulatory Approvals shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

(e) Lock Up Letter. FNB shall have received on or before the Closing Date from each person listed on Schedule 7.2(e) attached hereto a letter agreement in the form attached hereto as Exhibit “C”, duly executed by each such person.

7.3 Conditions to Obligation of ANNB to Effect the Merger. The obligation of ANNB to effect the Merger is also subject to the satisfaction or waiver by ANNB, where permitted by applicable law, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of FNB contained in this Agreement that are qualified by materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and the representations and warranties of FNB contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except in each case to the extent any such representation or warranty expressly speaks as of an earlier specified date, in which case, as of such date, except in each case where the failure of the representations and warranties to be so true and correct, without giving effect to any qualification as to “material,” “materiality,” “material adverse effect” or similar qualifications, are not, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect on FNB, and ANNB shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to the foregoing effect.

(b) Performance of Obligations of FNB. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and ANNB shall have received a certificate signed on behalf of FNB by the Chief Executive Officer or the Chief Financial Officer of FNB to such effect.

(c) Federal Tax Opinion. ANNB shall have received the opinion of its special tax counsel, Patton Boggs LLP, in form and substance reasonably satisfactory to ANNB, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of ANNB and FNB, reasonably satisfactory in form and substance to it.

ARTICLE 8

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Date, and the Merger may be abandoned:

(a) Mutual Consent. By the mutual consent in writing of FNB and ANNB if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

(b) Breach.

(i) By FNB, if (A) any of the representations and warranties of ANNB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2(a) would not be satisfied or (B) ANNB shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.2(b) would not be satisfied, in either case other than as a result of a material breach by FNB of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after ANNB has received written notice from FNB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond June 30, 2013.

(ii) By ANNB, if (A) any of the representations and warranties of FNB contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3(a) would not be satisfied or (B) FNB shall have breached or failed to comply with any of its obligations under this Agreement such that the conditions set forth in Sections 7.1 or 7.3(b) would not be satisfied, in either case other than as a result of a material breach by ANNB of any of its obligations under this Agreement and such failure or breach with respect to any such representation, warranty or obligation cannot be cured, or, if curable, shall continue unremedied for a period of 30 days after FNB has received written notice from ANNB of the occurrence of such failure or breach, but in no event shall such 30-day period extend beyond June 30, 2013.

(c) Delay. By FNB or ANNB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated on or before 5:00 p.m., Eastern Daylight Time on June 30, 2013, unless the failure of the Merger to be consummated by such date shall have been due to the failure of the party seeking to terminate pursuant to this Section 8.1(c) to perform or observe the covenants and agreements of such party set forth in this Agreement.

(d) No Regulatory Approval. By FNB or ANNB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event the approval of any Governmental Entity required for consummation of the Merger this Agreement contemplates shall have been denied by final nonappealable action of such Governmental Entity or an application therefor shall have been permanently withdrawn at the request of a Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement.

(e) No ANNB Shareholder Approval. By FNB, or by ANNB provided that ANNB shall not be in material breach of any of its obligations under Section 6.3, if any approval of the shareholders of ANNB this Agreement contemplates shall not have been obtained by reason of the failure to obtain the required vote at the ANNB Shareholders Meeting or at any adjournment or postponement thereof.

(f) Failure to Recommend. At any time prior to the ANNB Shareholders Meeting, by FNB if (i) ANNB shall have breached Section 6.11(a) – (d) in any respect materially adverse to FNB, (ii) the ANNB Board of Directors shall have failed to make the ANNB Recommendation or shall have effected a Change in ANNB Recommendation, (iii) the ANNB Board shall have approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to promptly recommend rejection of) an Acquisition Proposal, or (iv) ANNB shall have materially breached its obligations under Section 6.3 by failing to call, give notice of, convene and hold the ANNB Shareholders Meeting.

(g) Superior Proposal. At any time prior to the date of mailing of the Proxy Statement, by ANNB in order to enter concurrently into an Acquisition Proposal that has been received by ANNB and the ANNB Board of Directors in compliance with Sections 6.11(a) and (b) and that ANNB’s Board of Directors concludes in good faith, in consultation with its financial and legal advisors, that such Acquisition Proposal is a Superior Proposal; provided, however, that this Agreement may be terminated by ANNB pursuant to this Section 8.1(g) only after the fifth business day following ANNB’s provision of written notice to FNB advising FNB that the ANNB Board of Directors is prepared to accept a Superior Proposal, it being agreed that the delivery of such notice shall not entitle FNB to terminate this Agreement pursuant to this Section 8.1(g) and only if (i) during such five-business day period, ANNB has caused its financial and legal advisors to negotiate with FNB in good faith to make such adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and (ii) ANNB’s Board of Directors has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that such Acquisition Proposal remains a Superior Proposal even after giving effect to the adjustments proposed by FNB and further provided that such termination shall not be effective until ANNB has paid the Break-up Fee provided by Section 6.11(f) to FNB.

(h) FNB Market Value. By ANNB, if the ANNB Board so determines by a majority vote of the members of the ANNB Board, at any time during the five (5) business day period commencing on the Determination Date if both of the following conditions are satisfied:

(i) FNB Market Value is less than 75% of the Initial FNB Market Value; and

(ii) the number obtained by dividing the FNB Market Value by the Initial FNB Market Value (“FNB Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.175 (the “Index Ratio”).

(iii) For purposes of this Section 8.1(h), the following terms shall have the meanings indicated below:

(A) “FNB Market Value” shall be the average of the daily closing sales prices of a share of FNB Common Stock as reported on NYSE for the ten (10) consecutive trading days immediately preceding the Determination Date.

(B) “Determination Date” shall mean the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period), or (ii) the approval of this Agreement, the Merger and any other matter required to be approved by the holders of ANNB Common Stock entitled to vote in order to consummate the Merger and the transactions contemplated herein is obtained.

(C) “Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

(D) “Index” means the SNL Mid Cap U.S. Bank Index; provided, however, that if the SNL Mid Cap U.S. Bank Index is not available for any reason, “Index” shall mean the NASDAQ Bank Index.

(E) “Initial FNB Market Value” means the average of the daily closing sales prices of a share of FNB Common Stock, as reported on NYSE, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(F) “Initial Index Price” means the average of the closing prices of the Index for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

If FNB or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefore shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 8.1(h).

8.2 Effect of Termination. In the event of termination of this Agreement by either FNB or ANNB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) Sections 6.1(g), 6.2(b), 6.11(f)-(h), 8.2, 8.3, 9.3 and 9.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liability or damages arising out of its willful breach of any of the provisions of this Agreement.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with Merger by the shareholders of ANNB; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of ANNB, there may not be, without further approval of the ANNB shareholders, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions this Agreement contemplates by the shareholders of ANNB, there may not be, without further approval of the ANNB shareholders, any extension or waiver of this Agreement or any portion of this Agreement that changes the amount or form of the consideration to be delivered to the holders of ANNB Common Stock under this Agreement, other than as this Agreement contemplates. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at a time and on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver, subject to applicable law, of the latest to occur of the conditions set forth in Article 7, other than those conditions that by their nature are to be satisfied or waived at the Closing, unless extended by mutual written agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Articles 1, 2 and 9 and Sections 6.6, 6.7 and 6.8.

9.3 Expenses.

(a) Each party to this Agreement will bear all expenses incurred by it in connection with this Agreement and the transactions this Agreement contemplates, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Proxy Statement and the registration fee to be paid to the SEC in connection with the Registration Statement shall be shared equally between ANNB and FNB, and provided further that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement.

(b) In the event that this Agreement is terminated by:

(i) FNB pursuant to Section 8.1(b)(i); or

(ii) ANNB pursuant to Section 8.1(b)(ii),

then the non-terminating party shall pay to the terminating party by wire transfer of immediately available funds, within two business days following delivery of a statement of such expenses, all out-of-pocket costs and expenses, up to a maximum of $500,000, including without limitation, professional fees of legal counsel, financial advisors and accountants, and their expenses, actually incurred by the terminating party in connection with the Merger and this Agreement.

9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the parties at the following addresses or at such other address for a party as shall be specified by like notice:

(a)	if to ANNB, to:

Annapolis Bancorp, Inc.

1000 Bestgate Road

Suite 400

Annapolis, MD 21401

Attention:  Richard M. Lerner, Chairman and Chief Executive Officer

Facsimile:  (410) 224-9665

with a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington, DC 20037

Attention:  Philip G. Feigen, Esq.

Facsimile:  (202) 457-6315

(b)	if to FNB, to:

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Attention:  Vincent J. Delie, Jr., President and Chief Executive Officer

Facsimile:  (724) 983-3515

with a copy to:

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222

Attention:  Gary R. Walker, Esq.

Facsimile:  (412) 288-3063

9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The ANNB Disclosure Schedule and the FNB Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. In this Agreement, “knowledge” or “Knowledge” means the knowledge as of the date referenced of executive officers of the applicable party following inquiry of persons within their organization and its Subsidiaries who would be reasonably expected to be knowledgeable about the relevant subject matter.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement. This Agreement, including the documents and the instruments referred to in this Agreement, together with the Confidentiality Agreements, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreements.

9.8 Governing Law; Jurisdiction.

(a) This Agreement, the Merger and all claims arising hereunder or relating to this Agreement, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof.

(b) Each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Western District of Pennsylvania, in any action or proceeding arising out of or relating to this Agreement. Each of the parties to this Agreement agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Pennsylvania state court or the United States District Court for the Western District of Pennsylvania. Each of the parties to this Agreement irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT,

OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Severability. Except to the extent that application of this Section 9.9 would have a Material Adverse Effect on ANNB or FNB, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision that, insofar as practicable, implements the original purposes and intents of this Agreement.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties, whether by operation of law or otherwise, without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement, including the documents and instruments referred to in this Agreement, is not intended to and does not confer upon any person other than the parties to this Agreement any rights or remedies under this Agreement.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the duly authorized officers of F.N.B. CORPORATION and ANNAPOLIS BANCORP, INC. have executed this Agreement as of the date first above written.

F.N.B. CORPORATION

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

ANNAPOLIS BANCORP, INC.

By:	/s/ Richard M. Lerner
Richard M. Lerner
Chairman and Chief Executive Officer

EXHIBIT A

AGREEMENT OF MERGER

This agreement of merger (“Bank Merger Agreement”), dated as of                  , 2012, is by and between First National Bank of Pennsylvania (“FNB Bank”) and BankAnnapolis (“ANNB Bank”). All capitalized terms used herein but not defined herein shall have the respective meanings assigned to them in the Agreement and Plan of Merger (the “Parent Merger Agreement”) dated as of October     , 2012, between F.N.B. Corporation (“FNB”) and Annapolis Bancorp, Inc. (“ANNB”).

WlTNESSETH:

WHEREAS, ANNB Bank is a Maryland commercial bank and a wholly owned subsidiary of ANNB; and

WHEREAS, FNB Bank is a national banking association and a wholly owned subsidiary of FNB; and

WHEREAS, FNB and ANNB have entered into the Parent Merger Agreement, pursuant to which ANNB will merge with and into FNB (the “Parent Merger”); and

WHEREAS, ANNB Bank and FNB Bank desire to merge on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Bank Merger. Subject to the terms and conditions of the Parent Merger Agreement and this Bank Merger Agreement, at the Effective Time (as defined in Section 2), ANNB Bank shall merge with and into FNB Bank (the “Bank Merger”) under the laws of the United States and of the State of Maryland. FNB Bank shall be the surviving bank of the Bank Merger (the “Surviving Bank”).

2. Effective Time. The Bank Merger shall become effective on the date, and at the time (the “Effective Time”), specified in the Bank Merger approval to be issued by the Office of the Comptroller of the Currency (the “OCC”).

3. Charter; Bylaws. The Charter and Bylaws of FNB Bank in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

4. Name; Offices. The name of the Surviving Bank shall be “First National Bank of Pennsylvania.” The main office of the Surviving Bank shall be the main office of FNB Bank immediately prior to the Effective Time.

5. Directors and Executive Officers. Upon consummation of the Bank Merger, (i) the directors of FNB Bank immediately prior to the Effective Time shall continue as directors of the Surviving Bank, and (ii) the executive officers of FNB Bank immediately prior to the Effective Time shall serve as the executive officers of the Surviving Bank. Each of the directors and officers of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified in accordance with the charter and bylaws of the Surviving Bank or until his or her earlier death, resignation or removal.

6. Effects of the Merger. Upon consummation of the Bank Merger, and in addition to the effects set forth at 12 U.S.C. § 215a, the applicable provisions of the regulations of the OCC and other applicable law, (i) all assets of FNB Bank and ANNB Bank as they exist at the Effective Time, shall pass to and vest in the Surviving Bank without any conveyance or other transfer; (ii) the Surviving Bank shall be considered the same business and corporate entity as each constituent bank with all the rights, powers and duties of each constituent bank and (iii) the Surviving Bank shall be responsible for all the liabilities of every kind and description, of each of FNB Bank and ANNB Bank existing as of the Effective Time, all in accordance with the provisions of The National Bank Act.

7. Effect on Shares of Stock.

(a) Each share of FNB Bank common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

(b) At the Effective Time, each share of ANNB Bank capital stock issued and outstanding prior to the Bank Merger shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled. Any shares of ANNB Bank capital stock held in the treasury of ANNB Bank immediately prior to the Effective Time shall be retired and canceled.

8. Procurement of Approvals. This Bank Merger Agreement shall be subject to the approval of FNB as the sole shareholder of FNB Bank and ANNB as the sole shareholder of ANNB Bank at meetings to be called and held or by consent in lieu thereof in accordance with the applicable provisions of law and their respective organizational documents. FNB Bank and ANNB Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and in the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Bank Merger on the terms provided herein, including without limitation the preparation and submission of such applications or other filings for the Bank Merger with the OCC and the Office of the Commissioner of Financial Regulation of the Maryland Department of Labor, Licensing and Regulation as may be required by applicable laws and regulations.

9. Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to: (i) the approval of this Bank Merger Agreement by FNB as the sole shareholder of FNB Bank and ANNB as the sole shareholder of ANNB Bank at meetings of shareholders duly called and held or by consent or consents in lieu thereof, in each case without any exercise of such dissenters’ rights as may be applicable; (ii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required; (iii) receipt of any necessary regulatory approval to operate the main office and the branch offices of ANNB Bank as offices of the Surviving Bank and (iv) the consummation of the Parent Merger pursuant to the Parent Merger Agreement at or before the Effective Time.

10. Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall determine that any further assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of ANNB Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (b) otherwise carry out the purposes of this Bank Merger Agreement, ANNB Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to (i) execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and (ii) otherwise to carry out the purposes of this Bank Merger Agreement. The proper officers and directors of the Surviving Bank are fully authorized in the name of ANNB Bank or otherwise to take any and all such action.

11. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of FNB Bank and ANNB Bank at any time prior to the Effective Time.

12. Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

13. Assignment. This Bank Merger Agreement may not be assigned by either FNB Bank or ANNB Bank without the prior written consent of the other.

14. Termination. This Bank Merger Agreement shall terminate upon the termination of the Parent Merger Agreement in accordance with its terms.

15. Governing Law. Except to the extent governed by federal law, this Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the Commonwealth of Pennsylvania without regard to the conflicts of law provisions thereof.

16. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of FNB Bank and ANNB Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

FIRST NATIONAL BANK OF PENNSYLVANIA

By:
Vincent J. Delie, Jr.
Chief Executive Officer

BANKANNAPOLIS

By:
Richard M. Lerner
Chairman and Chief Executive Officer

EXHIBIT B

VOTING AGREEMENT

                    , 2012

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), F.N.B. Corporation, a Florida corporation (“FNB”), and Annapolis Bancorp, Inc., a Maryland corporation (“ANNB”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), whereby ANNB will merge with and into FNB (the “Merger”) and shareholders of ANNB will receive the Merger Consideration as set forth in the Merger Agreement, subject to the closing of the Merger. All defined terms used but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

A condition to FNB’s obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to FNB.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

(a) As of the date of this Voting Agreement, I have, and at all times during the term of this Voting Agreement will have, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of, and good and valid title to, the number of shares of ANNB common stock, par value $0.01 per share (the “ANNB Common Stock”), that is set forth on Appendix A hereto, and I hold stock options to acquire the number of shares of ANNB Common Stock set forth on Appendix A hereto. All of the securities listed on Appendix A are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of such securities). None of the securities listed on Appendix A are subject to any voting trust or other agreement or arrangement with respect to the voting rights of such securities.

(b) As of the date of this Voting Agreement, except for the securities set forth on Appendix A, I do not beneficially own any (i) shares of capital stock or voting securities of ANNB, (ii) securities of ANNB convertible into or exchangeable for shares of capital stock or voting securities of ANNB or (iii) options or other rights to acquire from ANNB any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of ANNB. The shares of ANNB Common Stock listed on Appendix A, together with all shares of ANNB Common Stock that I subsequently acquire during the term of this Voting Agreement, including through the exercise of any stock options, warrants or similar instruments, are referred to herein as the “Shares”.

(c) At the ANNB Shareholders Meeting and at any other meeting of ANNB shareholders, however called, and on every action or approval by written consent of shareholders of ANNB, I will vote or cause to be voted all Shares over which I have sole voting power, and I will use my best efforts to cause any Shares over which I share voting power to be voted in favor of (i) approval and adoption of the Merger Agreement and the transactions contemplated thereby, and (ii) any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement. Determinations as to “sole” or “shared” voting power shall be made in accordance with Rule 13d-3 of the Exchange Act.

(d) During the term of this Voting Agreement, I will not, directly or indirectly, offer, sell, transfer, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any Shares over which I have sole dispositive power (or any interest therein), and I will use my best efforts to not permit the Transfer of any Shares over which I have shared dispositive power (or any interest therein), except to the extent permitted by paragraph (g) hereof.

(e) I agree that ANNB shall not be bound by any attempted sale of any shares of ANNB Common Stock over which I have sole voting and dispositive power, and ANNB’s transfer agent shall be given appropriate stop transfer orders and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Voting Agreement.

(f) I represent that I have the legal capacity to enter into this Voting Agreement, that I have duly and validly executed and delivered this Voting Agreement and that this Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles[; and further, that no consent of my spouse is necessary under any “community property” or other laws in order for me to enter into and perform my obligations under this Voting Agreement].

(g) Notwithstanding anything herein to the contrary, I may Transfer any or all of the Shares over which I have beneficial ownership to my spouse, ancestors or descendants; provided, however, that in any such case, prior to and as a condition to the effectiveness of such Transfer, each person to which any of such Shares or any interest in any of such Shares is or may be Transferred shall have executed and delivered to FNB an agreement to be bound by the terms of this Voting Agreement.

I am signing this Voting Agreement solely in my capacity as a shareholder of ANNB and as an optionholder if I am an optionholder, and not in any other capacity, such as a director or officer of ANNB or as a fiduciary of any trusts in which I am not a beneficiary. Notwithstanding anything herein to the contrary: (a) I make no agreement or understanding herein in any capacity other than in my capacity as a beneficial owner of ANNB Common Stock and (b) nothing herein shall be construed to limit or affect any action or inaction by me or any of my representatives, as applicable, in serving on ANNB’s Board of Directors or as an officer of ANNB, in acting in my capacity as a director, officer or fiduciary of ANNB.

This Voting Agreement shall terminate and be of no further force and effect concurrently with, and automatically upon, the earlier to occur of (a) the favorable vote of the ANNB stockholders with respect to the approval of the Merger Agreement, (b) the Effective Time, (c) FNB and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that any such termination shall be without prejudice to FNB’s rights if termination should arise out of my willful breach of any covenant or representation contained herein.

All notices and other communications in connection with this Voting Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile, with confirmation, mailed by registered or certified mail, return receipt requested, or delivered by an express courier, with confirmation, to the other party hereto at its addresses set forth on the signature page hereto.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Voting Agreement.

I agree and acknowledge that FNB may be irreparably harmed by, and that there may be no adequate remedy at law for, any violation of this Voting Agreement by me. Without limiting other remedies, FNB shall have the right to seek to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto, shall be governed and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflicts of law thereof. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Pennsylvania state court or the United States District Court for the Western District of Pennsylvania, in any action or proceeding arising out of or relating to this letter.

If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

This Voting Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows]

Very truly yours,

[Name]

Address:

Facsimile:

Acknowledged and Agreed:

F.N.B. CORPORATION

By:
Vincent J. Delie, Jr.,
President and Chief Executive Officer

Address:	One F.N.B. Boulevard
Hermitage, PA 16148
Facsimile: (724) 983-3515

Dated:	, 2012

[Signature page to Voting Agreement]

Appendix A

Number of Shares Held (excluding stock options):

This amount includes:

__________	shares over which I have sole voting power
__________	shares over which I have shared voting power
__________	shares over which I have sole dispositive power
__________	shares over which I have shared dispositive power

Number of Stock Options Held:

EXHIBIT C

LOCK-UP LETTER

                    , 2013

F.N.B. Corporation

One F.N.B. Boulevard

Hermitage, PA 16148

Re:	Shares of F.N.B. Corporation

Ladies and Gentlemen:

This letter agreement (this “Lock-up Agreement”) is made by the undersigned pursuant to that certain Agreement and Plan of Merger between F.N.B. Corporation, a Florida corporation (“FNB”), and Annapolis Bancorp, Inc., a Maryland corporation, dated as of October     , 2012 (the “Merger Agreement”).

Pursuant to the Merger Agreement, the undersigned will receive shares of common stock, $0.01 par value, of FNB (the “FNB Common Stock”). In recognition of the benefits that the Merger Agreement will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with FNB that:

1. The term “Effective Time” shall have the same meaning as set forth in the Merger Agreement.

2. The term “Lock-Up Shares” shall mean the shares of FNB Common Stock issued to the undersigned pursuant to the Merger Agreement.

3. The term “Restricted Period” shall mean the period of time from the date hereof until the lapse of restrictions of Section 4(i), (ii) and (iii) below, which restrictions shall lapse as to 1/3rd of the Lock-Up Shares at each of 180 days, 270 days and 365 days following the Effective Time; provided that, in the case of fractional shares, the number of Lock-Up Shares calculated shall be rounded down to the nearest whole share and the final lapse of restrictions of the Lock-Up Shares calculated shall be correspondingly increased by such fractional remainders.

4. During the Restricted Period, the undersigned will not, without the prior written consent of FNB, directly or indirectly, (i) offer, pledge, hypothecate, sell, assign, contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any of the Lock-Up Shares or any securities convertible into or exchangeable or exercisable for the Lock-Up Shares; (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Shares, whether any such swap or transaction is to be settled by delivery of the Lock-Up Shares or other securities, in cash or otherwise; or (iii) engage in any short selling of the Lock-Up Shares.

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5. Other than the restrictions identified in Section 4, the undersigned shall have all other rights of a shareholder of FNB, including, but not limited to, the right to vote and receive dividends on the Lock-Up Shares.

6. Notwithstanding Section 4, the undersigned may transfer the Lock-Up Shares with the prior written consent of FNB or may transfer the Lock-Up Shares without FNB’s consent upon the following conditions: (i) as a bona fide gift or gifts, (ii) to any trust or family limited partnership for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or (iii) (a) if the undersigned is a corporation, the corporation may transfer the Lock-Up Shares to any wholly owned subsidiary or stockholder of the undersigned; (b) if the undersigned is a partnership or limited partnership, the partnership or limited partnership may transfer the Lock-Up Shares to its partners or limited partners, as the case may be; and (c) if the undersigned is a limited liability company, the limited liability company may transfer the Lock-Up Shares to its members; provided, however, that in the case of any transfer under clause (i)-(iii), it shall be a condition to the transfer that the donee, trustee, general partner of the family limited partnership, shareholder, partner, limited partner, member or other transferee agree to be bound in writing by the restrictions set forth herein and that the transferee execute an agreement stating that the transferee is receiving and holding the Lock-Up Shares subject to the provisions of this Lock-up Agreement and there shall be no further transfer of such shares except in accordance with this Lock-up Agreement. For purposes of this Lock-up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

7. The undersigned now has and, except as contemplated by Section 6(i) through (iii), for the duration of this Lock-up Agreement will have, good and valid title to the Lock-Up Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with FNB’s transfer agent and registrar against the transfer of the Lock-Up Shares, except in compliance with this Lock-up Agreement. In furtherance of the foregoing, FNB and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-up Agreement. Additionally, FNB’s transfer agent is hereby authorized to note the restrictions against transfer of the Lock-Up Shares of this Lock-up Agreement in its book entry records and, if any of the Lock-Up Shares are issued in certificated form, FNB’s transfer agent is authorized to place a legend upon such certificate stating the restrictions of this Lock-up Agreement.

8. The undersigned represents and warrants that the undersigned has full power and authority to enter into this Lock-up Agreement. The undersigned agrees that the provisions of this Lock-up Agreement shall be binding also upon the successors, assigns, heirs and personal representatives of the undersigned.

[Remainder of page intentionally blank; agreement continues on next page]

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9. This Lock-up Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Very truly yours,

SHAREHOLDER:

Name:

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